UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

RURAL/METRO CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RURAL/METRO CORPORATION

9221 East Via de Ventura

Scottsdale, Arizona 85258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 8, 2010

To Our Stockholders:

The Annual Meeting of Stockholders of RURAL/METRO CORPORATION, a Delaware corporation (“we” or the “Company”), will be held on December 8, 2010, at 10:00 a.m. local time, at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona 85258, for the following purposes:

1.	To elect three (3) directors to serve for three-year terms or until their successors are elected;

2.	To approve an amendment to the Rural/Metro Corporation 2008 Incentive Stock Plan (the “2008 Stock Plan”);

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011; and

4.	To consider and act upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on the record date, November 1, 2010, will receive notice of and be entitled to vote at the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure representation at the Annual Meeting, however, stockholders are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose, or vote electronically via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 8, 2010:

The proxy statement and 2010 annual report to stockholders are available at www.ruralmetro.com.

By Order of the Board of Directors

Kristine B. Ponczak, Secretary

Scottsdale, Arizona

October 28, 2010

IT IS IMPORTANT THAT STOCKHOLDERS BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PROXIES MAY ALSO BE PROVIDED BY USING THE INTERNET OR THE TELEPHONE.

RURAL/METRO CORPORATION

9221 East Via de Ventura

Scottsdale, Arizona 85258

PROXY STATEMENT

This proxy statement is being furnished to stockholders of RURAL/METRO CORPORATION, a Delaware corporation (“we” or the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on December 8, 2010, at 10:00 a.m. local time, at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona 85258, and any adjournment or postponement thereof (the “Annual Meeting”). A copy of the Notice of Annual Meeting of Stockholders accompanies this proxy statement.

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of the Company by its Board of Directors for use at the Annual Meeting for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona 85258.

These proxy solicitation materials were first mailed on or about November 8, 2010, to all stockholders entitled to vote at the Annual Meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on the record date, November 1, 2010, are entitled to notice of and to vote at the Annual Meeting. As of November 1, 2010, there were issued and outstanding 25,320,103 shares of common stock of the Company. Each share of common stock is entitled to one vote upon any proposal submitted for a vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares that are present and entitled to vote but are not voted at the direction of the beneficial owner (called “abstentions”) and votes withheld by brokers or other nominees in the absence of instructions from beneficial owners (called “broker non-votes”) will be counted for purposes of determining whether there is a quorum for the transaction of business at the Annual Meeting.

Vote Required; Abstentions and Broker Non-Votes

With respect to Proposal 1, the three nominees for director receiving the highest number of affirmative votes duly cast by the Company’s outstanding common stock will be elected as directors for three-year terms and until their successors are elected and qualified. Accordingly, abstentions and broker non-votes will not be counted in determining the outcome of the election of directors.

With respect to Proposal 2, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval. Accordingly, abstentions will have the same effect as a vote against this proposal and broker non-votes will not be counted in determining the outcome.

With respect to Proposal 3, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval. Accordingly, abstentions will have the same effect as a vote against this proposal and broker non-votes will not be counted in determining the outcome.

Voting; Inspector of Election

Votes may be cast by proxy or in person at the Annual Meeting. The Company will appoint an inspector of election in the manner provided by the law of Delaware, the Company’s state of incorporation, who will count the votes and act as the inspector of election at the Annual Meeting and also determine whether a quorum is present.

Proxies

The shares represented by the proxies received, properly marked, dated, and signed, or submitted via the Internet or by telephone by following the instructions on the proxy card will be voted at the Annual Meeting.

When a proxy card is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted (i) “for” the election of the nominees set forth in this proxy statement, (ii) “for” the amendment of the 2008 Stock Plan, (iii) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011, and (iv) in accordance with the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company’s executive offices, to the attention of the Corporate Secretary prior to the vote at the Annual Meeting, written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or via the Internet), or by attending the Annual Meeting and voting in person.

Solicitation

The Company will pay the costs of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Certain of the Company’s directors and officers also may solicit proxies personally or by mail, telephone or e-mail without additional compensation.

Annual Report and Other Matters

The 2010 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about the Company’s activities, but is not incorporated into this proxy statement and is not part of these proxy soliciting materials. The information contained in the “Report of the Compensation Committee of the Board of Directors” and the “Report of the Audit Committee of the Board of Directors,” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Company will provide upon written request, without charge to each stockholder of record as of the record date, a copy of its Annual Report on Form 10-K for the year ended June 30, 2010, as filed with the Securities and Exchange Commission (“SEC”). Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon written request at the actual expenses the Company’s incurs in furnishing such exhibits. Any such requests should be directed to the Corporate Secretary at the Company’s executive offices set forth in this proxy statement.

PROPOSAL TO ELECT DIRECTORS

(Proposal 1)

Nominees

The Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution of the Board of Directors. Presently, the number of directors is fixed at seven.

The Board of Directors is divided into three classes, with one class standing for election each year for three-year terms and until successors of such class have been elected and qualified.

As of the date of this proxy statement, the Board of Directors consists of the following persons:

Name	Class of Director	Annual Meeting At Which Term Will Expire
Conrad A. Conrad	I	2010
Earl P. Holland	I	2010
Michael P. DiMino	I	2010
Christopher S. Shackelton	II	2011
Robert E. Wilson	II	2011
Eugene I. Davis.	III	2012
Henry G. Walker	III	2012

The Board of Directors has nominated Conrad A. Conrad, Earl P. Holland and Michael P. DiMino for election as Class I directors for three-year terms and until their respective successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxy cards received by them for each of the nominees named above. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee, if any, designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES NAMED ABOVE. The three nominees for director receiving the highest number of affirmative votes duly cast will be elected as directors for three-year terms. Accordingly, abstentions and broker non-votes are not counted in determining the outcome of the election of directors.

The following table sets forth information regarding the Company’s directors and executive officers, including certain biographical information.

Name	Age	Positions with the Company
Conrad A. Conrad	64	Chairman of the Board and Director
Eugene I. Davis	55	Director(2)(3)
Earl P. Holland	65	Director(1)(2)
Christopher S. Shackelton	31	Director(1)(3)
Henry G. Walker	63	Director(1)(2)
Robert E. Wilson	63	Director(2)(3)
Michael P. DiMino	52	President, Chief Executive Officer and Director
M. Bryan Gibson	43	Executive Vice President and Chief Operating Officer
Kristine B. Ponczak	46	Senior Vice President, Chief Financial Officer and Secretary
Christopher E. Kevane	37	Senior Vice President and General Counsel
Jeffrey D. Perry	54	Senior Vice President and Chief Information Officer
Donna Berlinski	41	Vice President, Principal Accounting Officer and Controller
Kevin A. Moore	39	Vice President and Treasurer
Maureen E. Thompson	49	Vice President of Human Resources

(1)	Member of the Compensation Committee.
(2)	Member of the Corporate Governance Committee.
(3)	Member of the Audit Committee.

Conrad A. Conrad became a member of the Board of Directors in October 2005, and was named Chairman of the Board of Directors in July 2008. Mr. Conrad served as the Company’s interim President and Chief Executive Officer from January 5, 2010 until June 1, 2010. Mr. Conrad was most recently employed with The Dial Corporation from August 2000 through October 2005, and served as its Executive Vice President and Chief Financial Officer. From 1999 to 2000, Mr. Conrad was engaged in a number of personal business ventures, including providing consulting services to Pennzoil-Quaker State Company, which acquired Quaker State Corporation in December 1998. From 1974 to 1998, Mr. Conrad held various positions, most recently Vice Chairman and Chief Financial Officer, with Quaker State Corporation, a leading manufacturer of branded automotive consumer products and services. Mr. Conrad is a member of the Boards of Directors of Universal Technical Institute, Inc. and Fender Musical Instruments Corporation. As a former public company chief financial officer, Mr. Conrad brings extensive financial and accounting experience to the Board of Directors, particularly as it applies to public companies. Mr. Conrad also has extensive knowledge of the Company’s operations due to his service as Chairman, and his recent service as interim President and Chief Executive Officer.

Eugene I. Davis became a member of the Board of Directors in March 2008. Mr. Davis has served as Chairman and Chief Executive Officer of PIRINATE Consulting Group, L.L.C., a privately held consulting firm, since 1997. PIRINATE specializes in turn-around management, merger and acquisition consulting and strategic planning advisory services for public and private business entities. Mr. Davis also serves as a director of Ambassadors International, Inc., Atlas Air Worldwide Holdings, Inc., DEX ONE Corporation, GSI Group, Inc., Roomstore, Inc., Seracare Life Sciences, Inc., Smurfit-Stone Container Corp., Spansion, Inc., Spectrum Brands Holdings, Inc., TerreStar Corporation, Trump Entertainment Resorts, Inc. and YRC Worldwide, Inc. Within the last five years, Mr. Davis has served as a director of American Commercial Lines, Inc., Atari, Inc., Delta Air Lines, Inc., Foamex International, Inc., Footstar, Inc., Haights Cross Communications, Inc., Knology, Inc., Orchid Cellmark, Inc., Pliant Corporation, Silicon Graphics, Inc., Solutia, Inc. and Spectrum Brands, Inc. As a result of these and other professional experiences, Mr. Davis possesses knowledge and experience in the areas of strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices of other corporations. Mr. Davis’s financial expertise also allows him to provide valuable advice to the Board and to the Company’s Audit Committee.

Earl P. Holland became a member of the Board of Directors in March 2008. Mr. Holland served from 1981 to January 2001 in a number of capacities, most recently as the Chief Operating Officer and Vice Chairman, at Health Management Associates, Inc., a hospital company operator that trades on the New York Stock Exchange. He retired in January 2001 and is now a private investor. Mr. Holland currently serves as a director and member of the audit committee of Team Health Holdings, Inc, a public company in the business of supplying physician staffing for hospitals and military bases. Mr. Holland is also the Chairman of the board of directors of Cornerstone National Insurance Co., a private automobile insurance company, and serves on its compensation committee. Mr. Holland is also a director of Imagistx, a private company specializing in early cancer detection. Within the last five years, Mr. Holland has served as a director of Orion Bancorp, Inc. Mr. Holland brings extensive experience and knowledge about the healthcare industry to the Board of Directors as a result of his employment with Health Management Associates, Inc. and his service on the board of Team Health Holdings, Inc. Mr. Holland’s experience in the health care industry allows him to provide the Board with valuable advice relating to the Company’s operations.

Christopher S. Shackelton became a member of the Board of Directors in March 2008. Mr. Shackelton is a managing partner and co-founder of Coliseum Capital Management, LLC. Coliseum is a private investment partnership that makes long-term investments in both public and private companies. Prior to founding Coliseum, Mr. Shackelton was an analyst at Watershed Asset Management from 2003 through 2005. Earlier in his career, Mr. Shackelton worked in the investment banking division of Morgan Stanley & Co. Mr. Shackelton presently serves as a Trustee for the Walter Johnson Foundation. Within the last five years, Mr. Shackelton has served as a director of Interstate Hotels & Resorts, Inc. Mr. Shackelton brings financial expertise to the Board as a member of the Company’s Audit Committee, developed through his extensive experience in the finance and investment industry. Mr. Shackelton’s finance and investment experience allows him to provide valuable advice to the Board with respect to opportunities for the Company to strengthen its financial position and capital structure.

Henry G. Walker has been a member of our Board of Directors since September 1997. Mr. Walker is currently a partner in the management consulting firm of Andrade/Walker Consulting, LLC. From March 1997 to March 2004, he served as President and Chief Executive Officer of Providence Health System, comprised of hospitals, long-term care facilities, physician practices, managed care plans, and other health and social services. From 1996 to March 1997, Mr. Walker served as President and Chief Executive Officer of Health Partners of Arizona, a state-wide managed care company. From 1992 to 1996, he served as President and Chief Executive Officer of Health Partners of Southern Arizona, a healthcare delivery system. Mr. Walker is a Board member of St. Joseph Health System, a private, non-public health system based in Orange, California, where he also recently served as interim President and Chief Executive Officer from March to August of 2010. Mr. Walker has extensive knowledge of and experience in the health care industry. Mr. Walker’s experience as President and Chief executive officer of several health care companies allows him to provide the Board valuable insight with respect to the challenges and opportunities facing the Company. In addition, Mr. Walker’s extended tenure on the Board provides the Board with a valued long-term perspective on Company matters.

Robert E. Wilson became a member of the Board of Directors in November 2003. Mr. Wilson was employed by Arthur Andersen LLP from 1972 to 2001, becoming a partner in 1986. Among other responsibilities as a partner, he served as a member of the firm’s national healthcare industry business turnaround practice. From 2001 through 2002, Mr. Wilson provided commercial litigation and financial due diligence consultation services through a national consulting firm. Mr. Wilson served as the Chief Financial Officer of Billings Clinic, an integrated health provider system, from August 2006 through October 2008, and currently serves as a Managing Director of Huron Consulting Group. Mr. Wilson brings financial expertise to the Board as a member of the Company’s Audit Committee, developed through his extensive experience in the finance and investment industry. Mr. Wilson is particularly well-suited to provide advice to the Board given his combined experience in the financial and health care industries.

Michael P. DiMino was appointed President, Chief Executive Officer, and Director in June 2010. Prior to joining Rural/Metro, Mr. DiMino was a resident executive with Morgenthaler Partners, a middle-market private equity firm. He also served as Chief Executive Officer of Affinity Specialty Apparel. Prior to Morgenthaler Partners, from 2006 to 2008 Mr. DiMino was President, Chief Executive Officer and Director of Ohio-based Education Enrichment Resources, Inc., a private company distributing supplemental curriculum education products to K-12 schools nationwide. From 2001 to 2005, Mr. DiMino was President, Chief Executive Officer and Director of LESCO, Inc., a $585 million public company that was the nation’s largest distributor of leading landscape and lawn care products to lawn care professionals (now an operating company of John Deere). Mr. DiMino brings extensive senior management experience to the Board. Mr. DiMino is also uniquely positioned to provide the Board with detailed information about Company operations and with insight as to his strategic vision for the Company.

M. Bryan Gibson has served as Executive Vice President and Chief Operating Officer of the Company since July 2010. Prior to that appointment, Mr. Gibson served from 2008 to 2010 as the Group President of the Company’s Southern and Southwest Emergency Services Group & Specialty Fire Services. In addition, Mr. Gibson served as Group President of the Company’s South segment from 2005 to 2008, as the Division General Manager from 2001 to 2005 and joined the Company in 1997 as Director of Business Development for the Southern region.

Kristine B. Ponczak has served as Senior Vice President, Chief Financial Officer and Secretary since October 2006. Ms. Ponczak served as Vice President and Treasurer from December 2004 to October 2006. In addition, Ms. Ponczak served as Director of Financial Planning from April 1998 until December 2004. Prior to joining the company in 1998, Ms. Ponczak served as Corporate Controller for Sun Street Foods from 1995 to 1998 where she was responsible for managing the financial reporting and banking relationships of that privately held company, which represented a management buyout of certain subsidiaries of Main Street & Main Inc. From

1993 to 1995, she worked at Main Street & Main Inc. as Controller over two subsidiaries. Prior to that, Ms. Ponczak was a member of the managing consulting/business valuation group at the public accounting firm Coopers & Lybrand, where she focused on corporate valuations, litigation support, and acquisition structures.

Christopher E. Kevane was promoted to Senior Vice President and General Counsel in March 2010. Previously, he served as Managing Director and General Counsel since 2006. Prior to joining the Company in 2004, Mr. Kevane was an attorney with the international law firm of Squire, Sanders & Dempsey L.L.P., where his practice focused on corporate finance, mergers and acquisitions, securities regulation, including public and private securities offerings, as well as counseling clients on corporate governance.

Jeffery D. Perry currently serves as Senior Vice President and Chief Information Officer. Mr. Perry served as the Company’s Chief Information Officer from July 2007 to June 2010. Prior to joining the Company, Mr. Perry served as Chief Information Officer of Giant Industries, a petroleum refining, distribution and retail-focused company, from 2005 to 2007. Additionally, Mr. Perry served as Vice President and Chief Information Officer of Three-Five Systems, a manufacturer of high-tech LCD products, from 2000 to 2005.

Donna Berlinski has served as Vice President, Principal Accounting Officer and Controller of the Company since 2008. Ms. Berlinski served as Managing Director of Revenue Cycle Management from 2007 to 2008 and Managing Director of Corporate Governance and Compliance from 2003 to 2007. Prior to serving the Company in those roles, Ms. Berlinski was promoted to Director of Finance and Accounting after holding the position of Accounting Manager. Prior to joining the Company in 1997, Ms. Berlinski was with the accounting firm Pricewaterhouse LLC.

Kevin A. Moore was promoted to Corporate Vice President and Treasurer in March 2010. Mr. Moore has served in a variety of financial management roles at the Company, including Managing Director of Financial Planning commencing in December 2006 and Director of Financial Planning commencing in December 2004. Prior to joining the Company, Mr. Moore was a Financial Analyst at MicroAge Inc. in Tempe, Arizona.

Maureen Thompson joined the Company in July 2010 as Vice President of Human Resources to lead strategic and corporate human resources throughout the enterprise. Ms. Thompson has a demonstrated track record of working with large consumer product and retail organizations, including Retail HR Strategic Business Partner for The Goodyear Tire and Rubber Company from 2006 to 2009. From 2002 to 2006, she was Vice President of Human Resources for LESCO Inc., a public company that was a distributor of landscape and lawn care products (now an operating company of John Deere). Prior to that, Ms. Thompson was Vice President of Human Resources for Alamo Local Market Division, a division of ANC Retail Corporation, from 2000 to 2002.

Directors hold office until their successors have been elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the Company’s directors or executive officers.

Meetings and Committees of the Board of Directors

The Company’s bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. The Board of Directors has appointed the following standing committees: an Audit Committee; a Compensation Committee; and a Corporate Governance Committee. Membership in the committees is indicated in the table above.

Audit Committee. The Audit Committee, which is established as a standing committee in accordance with Section 3(a)(58) of the Exchange Act, reviews the Company’s annual and quarterly financial statements and related SEC filings, significant accounting issues and the scope of the audit with the Company’s independent registered public accounting firm, and is available to discuss other audit-related matters with management, the Company’s internal audit department and the Company’s independent registered public accounting firm that may arise during the year. In addition, the Audit Committee assists the Board of Directors with oversight of the performance of the Company’s internal audit function. The Audit Committee has various other authorities and responsibilities as set forth in its formal written charter, the adequacy of which is reviewed annually. The charter is available on the Company’s website at www.ruralmetro.com. The Audit Committee also functions as the Company’s qualified legal compliance committee. The Audit Committee held 10 meetings during the fiscal year ended June 30, 2010. The members of the Audit Committee are Robert E. Wilson (Chair), Eugene I. Davis and Christopher S. Shackelton. The Board of Directors has determined that each of Robert E. Wilson, Eugene I. Davis and Christopher S. Shackelton qualifies as an “audit committee financial expert” within the meaning of the SEC’s definition and that each of them is “independent,” as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Compensation Committee. The Compensation Committee is responsible for developing and making recommendations to the Board relating to compensation of the Company’s executives and directors. The Compensation Committee is also charged with overseeing and advising the Board on the adoption of policies that govern the Company’s compensation programs, including equity and benefit plans. The Compensation Committee also monitors employee relations issues, and oversees senior management structure. The members of the Compensation Committee are Earl P. Holland (Chair), Henry G. Walker and Christopher S. Shackelton. Each of the current members of the Compensation Committee meets the definitions of (i) “independent” within the meaning of the listing standards of The Nasdaq Stock Market, (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee operates under a charter, reviewed annually, which describes the committee’s responsibilities, functions and authority . The charter is available on the Company’s website at www.ruralmetro.com. The Compensation Committee held 11 meetings during the fiscal year ended June 30, 2010.

Corporate Governance Committee. The Corporate Governance Committee reviews credentials of existing and prospective directors and recommends classes of directors for approval by the Board of Directors. See “Director Nominations” below. The Corporate Governance Committee also reviews the succession planning for key executive personnel. The Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company and periodically reviewing such guidelines and recommending any changes to those guidelines to the Board of Directors. The Corporate Governance Committee operates under a charter, reviewed annually, which describes the committee’s responsibilities, functions and authority. The charter is available on the Company’s website at www.ruralmetro.com. The members of the Corporate Governance Committee are Henry G. Walker (Chair), Eugene I. Davis, Earl P. Holland and Robert E. Wilson. The members of the Corporate Governance Committee are independent, as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Corporate Governance Committee held five meetings during the fiscal year ended June 30, 2010.

Meetings of the Board of Directors. The Company’s Board of Directors held a total of 14 meetings during the fiscal year ended June 30, 2010. All of the incumbent members of the Board of Directors, other than Mr. DiMino, attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director was a member. Mr. DiMino attended one meeting of the Board of Directors during fiscal 2010, which was the only meeting held after Mr. DiMino’s appointment to the Board of Directors. The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, but directors are encouraged to attend. Six members of the Board of Directors attended the 2009 annual meeting of stockholders.

Independence of Members of the Board of Directors

The Board of Directors has determined that each of the following members of the Board is “independent,” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards: Conrad A. Conrad, Eugene I. Davis, Earl P. Holland, Christopher S. Shackelton, Henry G. Walker and Robert E. Wilson. Accordingly, a majority of the Board of Directors, and each member of each of the committees appointed by the Board of Directors, is “independent” as defined by Rule 4200(a)(15). In making this determination, the Board of Directors solicited information from each of the Company’s directors regarding, among other things, whether such director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board of Directors considered the responses of the Company’s directors and determined that none of the directors had any such interest.

Director Nominations

Nominations of candidates for election as directors may be made by the Board of Directors upon recommendation by the Corporate Governance Committee, or by stockholders. The Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors.

Stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in the Company’s bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. Under these procedures, a notice setting forth information specified in the bylaws must be received by the Company at its principal executive offices: (i) not less than 60 days prior to the annual meeting if such meeting is held on a day that is within 30 days preceding the anniversary of this year’s meeting (December 8, 2010); (ii) not less than 90 days prior to the annual meeting if such meeting is held on or after the anniversary date of this year’s meeting (December 8, 2010); or (iii) if the 2011 annual meeting is held on a date preceding the anniversary of this year’s meeting by more than 30 days, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting. The deadline for submission of any director nominations by stockholders for the next annual meeting is set forth in the proxy statement for each annual meeting.

Stockholders nominating candidates for election as directors also are required to provide the following information with respect to their nominees:

•	Name, age and business and residential address of the stockholder and nominee;

•	Representation that the stockholder is a stockholder of record on the date of the nomination;

•	Representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•

Description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	Any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	Written consent of each nominee to serve as a director if so elected.

In the event of any stockholder recommendations for nomination, the Corporate Governance Committee would evaluate the person recommended in the same manner as other persons considered by that committee. After reviewing the materials submitted by a stockholder, if the Corporate Governance Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Corporate Governance Committee would then determine whether to recommend to the Board of Directors that the Board nominate and recommend election of such person at the next annual meeting. Stockholders may submit in writing recommendations for consideration by the Corporate Governance Committee to the attention of the Company’s Corporate Secretary at Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ, 85258. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the Corporate Governance Committee to consider, as well as all items required under the Company’s bylaws.

The Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Although Rural/Metro has no specific policy on diversity in the selection of candidates for the Board of Directors, diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates. In evaluating potential director nominees, the Corporate Governance Committee considers the following factors:

•	Personal characteristics: highest personal and professional ethics, integrity and values; an inquiring and independent mind; and practical wisdom and mature judgment.

•	Broad training and experience at the policy-making level in business, health care, government or technology.

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations.

•	Willingness to represent the best interests of all stakeholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to the Company and its stakeholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

If the Board of Directors determines that there is a need for directors with different skills or perspectives, the members of the Board of Directors are polled to determine if they know of potential candidates meeting these criteria. The Company may engage a third party to perform a background check to determine whether a new candidate for election as director has any issues that should be considered in the Board of Directors’ evaluation of his or her candidacy.

Board Leadership Structure

The Board of Directors has determined that maintaining the positions of Chairman and CEO as independent positions is in the best interest of the shareholders at this time. Accordingly, Mr. Conrad serves as Chairman of the Board, while Mr. DiMino serves as our Chief Executive Officer and President. The Board believes that Mr. Conrad’s attention to Board and committee matters allows Mr. DiMino to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning. Although the Board believes that the separation of the roles of Chairman of the Board and CEO is appropriate in the current environment, our corporate governance guidelines do not require us to take this approach, and provide us with the flexibility to change our board leadership structure as our business and industry, and corporate governance practices more generally, evolve.

Board’s Role in Risk Oversight

The Board of Directors is actively engaged in the oversight of risks that could affect the Company. Key elements of this oversight are conducted through the Board’s committees. The Audit Committee focuses on financial risks, primarily those that could arise from our accounting and financial reporting processes, and also oversees compliance-related legal and regulatory exposure. The Corporate Governance Committee focuses on the management of risks associated with corporate governance matters, primarily board organization, membership and structure; management development; and appropriate approval and oversight mechanisms. The Compensation Committee focuses on the management of risks arising from our compensation policies and programs and, in particular, our executive compensation programs and policies.

While the Board committees are focused on the above specific areas of risk, the full Board retains responsibility for the general oversight of risk. Committee chairs are expected to provide periodic reports to the full Board regarding the risk considerations within each committee’s area of expertise. In addition, periodic reports are provided to the Board or the appropriate committee by the executive management team on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. At least annually, the Board devotes a substantial portion of its quarterly in-person meeting to discussing and reviewing with executive management the Company’s long-term corporate strategy, including a discussion of applicable risks. The Board relies upon these reports and discussions to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. This enables the Board and its committees to coordinate the risk oversight role. The Board’s approach to risk oversight does not directly affect the Board’s leadership structure, as described above.

Communications with the Board of Directors

Stockholders may communicate with any and all members of the Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board) at the following address and fax number: Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ 85258; (480) 606-3619 facsimile.

Communications from stockholders to one or more directors will be collected and organized by the Company’s Corporate Secretary under procedures approved by the Company’s independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response may be coordinated with the Company’s counsel.

Director Compensation and Other Information

Employees of the Company who serve on the Board of Directors receive no additional compensation for serving on the Board. The compensation program for non-employee directors includes the following elements:

•	Annual cash retainer of $40,000;

•	The Chairman receives an additional annual retainer of $50,000;

•	The chair of the Audit Committee receives an additional annual retainer of $15,000, and all other committee chairs receive an additional annual retainer of $10,000;

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Cash fee of $2,000 for each Board or committee meeting attended in person, and $1,000 for each Board or committee meeting attended by telephone, provided that only one cash fee will be paid in the event of multiple meetings held during the regular quarterly Board and committee meetings;

•	Retainers and meeting fees are paid monthly in arrears; and

•	Reasonable expenses of the directors are reimbursed in accordance with Company policies.

In addition, prior to fiscal 2011, non-employee directors also received the following equity grants:

•	Initial grant of 10,000 restricted stock units (“RSUs”) upon first election or appointment as a non-employee director; and

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Annual grant of 6,500 RSUs on the date of the annual meeting of stockholders for each non-employee director (other than a non-employee director who is first elected or appointed to serve on the date of the annual meeting) who continues to serve on the Board immediately following such meeting.

For non-employee directors whose initial service commenced on a date other than in connection with an annual meeting of stockholders, the initial grant of 10,000 RSUs vests as follows: (i) 3,000 RSUs vest one year from the date of grant, (ii) 3,000 RSUs vest two years from the date of grant, and (iii) 4,000 RSUs vest three years from the date of grant, provided in each case that the participant continues to serve as a non-employee director of the Company until such date. For non-employee directors whose initial service commences on the date of an annual meeting of stockholders, the tranches described in the preceding sentence vest on the three subsequent annual meeting dates, provided in each case that the participant continues to serve as a non-employee director of the Company until such annual meeting date. Thereafter, the 6,500 RSUs granted annually to non-employee directors vest as follows: (i) 2,000 RSUs vest on the date of the first annual meeting of stockholders following the date of grant, (ii) 2,000 RSUs vest on the date of the second annual meeting of stockholders following the date of grant, and (iii) 2,500 RSUs vest on the date of the third annual meeting of stockholders following the date of grant, provided in each case that the participant continues to serve as a non-employee director of the Company until such annual meeting date.

In September 2010, based in part upon advice received from the Compensation Committee’s independent compensation consultant, Towers Watson (“Towers Watson”), the Board of Directors approved an amendment to the equity grant provisions of the Company’s compensation policy for non-employee directors. In view of the significant appreciation in the price of the Company’s Common Stock since the previous equity grant to non-employee directors in December 2009, and to maintain consistency in the value of grants made to non-employee directors from year to year, the Board of Directors determined that grants will be made based upon a target value, rather than a fixed number of shares. Accordingly, effective in fiscal 2011, the compensation policy provides that the annual equity grants to continuing, non-employee directors will continue to be made in the form of RSUs to be granted on or about the date of the annual meeting of stockholders, but the number of RSUs will be based upon a grant value of $60,000 (rather than the fixed amount of 6,500 RSUs, as previously granted). The maximum number of RSUs that may be granted to any non-employee director each year remains capped at 7,500 RSUs.

For non-employee directors whose initial service commenced on a date other than in connection with an annual meeting of stockholders, approximately 30% of the initial grant of RSUs will vest one year from the date of grant, approximately 30% will vest two years from the date of grant, and approximately 40% will vest three years from the date of grant, provided in each case that the participant continues to serve as a non-employee director of the Company until such date. For non-employee directors whose initial service commences on the date of an annual meeting of stockholders, the tranches described in the preceding sentence vest on the three subsequent annual meeting dates, provided in each case that the participant continues to serve as a non-employee director of the Company until such annual meeting date. Thereafter, approximately 30% of the RSUs granted annually to non-employee directors will vest on the date of the first annual meeting of stockholders following the date of grant, approximately 30% will vest on the date of the second annual meeting of stockholders following the date of grant, and approximately 40% will vest on the date of the third annual meeting of stockholders following the date of grant, provided in each case that the participant continues to serve as a non-employee director of the Company until such annual meeting date.

In February 2008, the Board of Directors approved stock ownership and retention guidelines for the Company’s non-employee directors. The Board adopted these guidelines in order to encourage non-employee directors to acquire and retain ownership of a significant number of shares of the Company’s common stock while they serve as the Company’s directors. Under the guidelines, during their service on the Board, each non-employee director is expected to achieve and maintain an ownership interest in the Company’s common stock either (a) having a value equal to three times his or her base annual cash retainer for service on the Board, or (b) equal to at least 30,000 shares of the Company’s common stock.

•

Non-employee directors are expected to achieve compliance with the guidelines within five years of the date on which the guidelines were adopted or, if later, five years from the date of the non-employee director’s initial election to the Board.

•

Within one year of the date the policy was adopted, non-employee directors are expected to own a minimum of 3,000 shares that are not subject to any vesting requirements (e.g., shares purchased on the open market or otherwise owned outright and free of restrictions).

For purposes of the guidelines, “ownership” includes 100% of the value or number of shares of the following:

•	Unvested restricted shares or RSUs granted under the non-employee director compensation program;

•	Shares of common stock acquired upon the vesting of RSUs or restricted stock, or upon the exercise of stock options; and

•	Shares acquired through open market purchases.

Unexercised stock options (whether or not vested) and shares related to awards transferred as permitted by the 2008 Stock Plan are not counted as being owned for purposes of the ownership guidelines. Ownership status for calculating compliance with the guidelines is determined based on the average closing price of the Company’s common stock for the most recent 20 trading days prior to the date of determination.

The Board receives an annual update as of June 30 of each year showing each director’s ownership interest in the Company’s common stock for purposes of the ownership guidelines. Directors who are not in compliance with the guidelines are not permitted to dispose of (or otherwise transfer) shares of Company stock while serving on the Board. If a director desires to sell shares of Company stock, then the director will be required to certify whether or not he or she is in compliance with the guidelines as of the date of each sale.

The following table sets forth the compensation paid for service in fiscal 2010 to non-employee directors:

Director Compensation — Fiscal 2010

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Eugene I. Davis	71,000	37,310	—	108,310
Earl P. Holland	95,000	37,310	—	132,310
Christopher S. Shackelton	78,000	37,310	—	115,310
Henry G. Walker	102,000	37,310	—	139,310
Robert E. Wilson	95,000	37,310	—	132,310

(1)	The amounts in this column reflect the aggregate grant date fair value of RSUs granted to the non-employee directors during fiscal 2010 pursuant to the 2008 Stock Plan, as calculated in accordance with FASB ASC Topic 718. For a description of the assumptions made by the Company when calculating such grant date fair value, refer to Note 15 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-K for the year ended June 30, 2010.

The following table sets forth the aggregate grant date fair value of RSUs granted to each non-employee director pursuant to the 2008 Stock Plan during fiscal 2010, as computed in accordance with FASB ASC Topic 718:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)(a)	Aggregate Grant Date Fair Value of Stock and Option Awards($)(b)
Eugene I. Davis	12/10/2009	6,500	37,310
Earl P. Holland	12/10/2009	6,500	37,310
Christopher S. Shackelton	12/10/2009	6,500	37,310
Henry G. Walker	12/10/2009	6,500	37,310
Robert E. Wilson	12/10/2009	6,500	37,310

(a)	Represents the total number of shares of common stock issuable upon vesting of RSUs granted under the 2008 Stock Plan. The RSUs vest over a three-year period with approximately 30% vesting in the first year, approximately 30% vesting in the second year and approximately 40% vesting in the third year, in each case on the date of the Annual Meetings of Stockholders for the applicable years following such grant, provided that the director continues to serve on the Board of Directors.
(b)	The amounts in this column reflect the aggregate grant date fair value of RSUs granted to the non-employee directors during fiscal 2010 pursuant to the 2008 Stock Plan, as calculated in accordance with FASB ASC Topic 718. For a description of the assumptions made by the Company in connection with such expense, refer to Note 15 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-K for the year ended June 30, 2010.

The following table sets forth information regarding outstanding equity awards held by non-employee directors as of June 30, 2010:

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)
	Exercisable
Eugene I. Davis	—	—	—	15,000	122,100
Earl P. Holland	—	—	—	15,000	122,100
Christopher S. Shackelton	—	—	—	15,000	122,100
Henry G. Walker	2,500	2.00	12/13/2010	13,500	109,890
	2,500	0.44	12/18/2011
	5,000	2.24	10/7/2012
Robert E. Wilson	—	—	—	13,500	109,890

(a)	Represents the number of shares of common stock underlying unvested RSUs granted to the non-employee directors pursuant to the 2008 Stock Plan. The RSUs vest over a three year period with approximately one-third vesting on each of the Annual Meetings of Stockholders following such grant, provided that the director continues to serve on the Board of Directors.
(b)	Amount is based on closing price of $8.14 per share of common stock of the Company on June 30, 2010.

As a result of his service as interim President and Chief Executive Officer during fiscal 2010, information with respect to Mr. Conrad’s compensation, equity grants and outstanding equity awards is included in the “Executive Compensation” section below.

Transactions with Related Persons

There were no related persons transactions in fiscal 2010. The term “related persons transaction” refers to transactions required to be disclosed in Company filings with the SEC pursuant to Item 404 of Regulation S-K.

Policies and Procedures with Respect to Related Party Transactions

In accordance with its written charter, the Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions.

Report of the Audit Committee of the Board of Directors

The Audit Committee consists of Messrs. Wilson, Davis and Shackelton. The Audit Committee charter, which is reviewed annually, requires the Audit Committee to perform various functions. Each member of the Audit Committee is “independent,” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee has (i) reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”), the audited financial statements for June 30, 2010, (ii) reviewed and discussed with management and PwC management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting, (iii) discussed with PwC the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the audit committee concerning independence, and (iv) discussed with PwC its independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K for fiscal 2010 for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s independent registered public accounting firm is in fact “independent.”

Audit Committee of the Board of Directors

Robert E. Wilson, Chairman

Eugene I. Davis

Christopher S. Shackelton

The Audit Committee reviews and approves audit and permissible non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its review of non-audit service fees and its appointment of PwC as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence.

Audit Fees. The aggregate fees billed by PwC for professional services rendered in connection with the audit of the Company’s consolidated financial statements, review of the Company’s interim consolidated financial information and Sarbanes-Oxley Section 404 requirements, totaled $1,629,829 for fiscal 2010 and $1,337,040 for fiscal 2009.

Audit-Related Fees. PwC did not perform any audit-related services for the Company in fiscal 2010 or fiscal 2009.

Tax Fees. The aggregate fees billed by PwC for professional services rendered in connection with tax planning and tax advice totaled $84,058 for fiscal 2010 and $21,931 for fiscal 2009.

All Other Fees. The aggregate fees billed by PwC for all other professional services rendered during fiscal 2010 and fiscal 2009 were $1,500 for each fiscal year. Such other fees related to the annual license fee for PwC’s accounting research reference service.

The policy of the Audit Committee is to pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the Company’s independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in federal securities laws and regulations. During the last two fiscal years, all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees have been pre-approved by the Audit Committee. The Audit Committee may delegate authority to one or more members to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the Audit Committee at its next scheduled meeting.

CODE OF ETHICS

The Company’s website contains the Company’s Code of Ethics and Business Conduct (“Code of Ethics”), which is the Company’s code of business conduct and ethics for its directors and employees, including the Chief Executive Officer and Chief Financial Officer, at www.shareholder.com/ruralmetro/downloads/Code_of_Business_Conduct.pdf. Any amendment to the Code of Ethics will be posted on the Company’s website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion addresses the fiscal 2010 compensation objectives and practices relating to the Company’s Chief Executive Officer (the “CEO”), Chief Operating Officer (the “COO”), Chief Financial Officer (the “CFO”), and the other executive officers named in the Summary Compensation Table. These individuals are referred to in this proxy statement as the named executive officers (the “NEOs”). This discussion addresses developments in the Company’s executive compensation program that were implemented during fiscal 2010, as well as additional developments so far during fiscal 2011.

Overview of Executive Compensation Program. The Company’s NEO compensation programs are based on the belief that the interests of the NEOs should be closely aligned with those of the stockholders of the Company. The NEOs’ compensation programs are strongly oriented toward a pay-for-performance philosophy that includes a significant percentage of variable compensation. The Company’s overall executive compensation program reflects a combination of short-term and long-term incentive compensation components, as follows:

•	The executives’ annual base salaries provide a steady income for the NEOs;

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The Management Incentive Program, or “MIP,” and the one-year performance-contingent vesting for grants of restricted stock units, or “RSUs,” provide short-term incentive compensation linked to the Company’s annual business plan; and

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The three-year time-based vesting for RSUs and stock appreciation rights, or “SARs,” motivates the NEOs with a longer horizon for incentive compensation that helps to align the interests of the NEOs with the interests of stockholders.

Objectives of Programs. The Compensation Committee has established the following objectives to guide the development of the NEO compensation programs:

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Attract, retain and motivate high-performing leaders who possess a collaborative ethical spirit and who are capable of advancing the Company’s mission and strategy within an industry characterized by competitiveness and by regulatory and political challenges;

•	Reward senior management in a manner that is aligned with the Company’s financial performance;

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Align management’s interests with stockholders’ long-term interests through equity participation based on continued employment with the Company as well as attainment of specific financial goals and/or long-term appreciation in the market value of the Company’s common stock;

•	Design programs that are simple to understand for participants and stockholders, while keeping them flexible in order to recognize current and future business needs;

•	Evaluate rewards decisions for each element of compensation in the context of the impact on total pay; and

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Recognize that market data should be used as a reference. The Compensation Committee believes that pay decisions should not be based exclusively upon data from compensation programs of publicly-traded peers, in part because there are very few, if any, publicly traded companies with businesses that are directly comparable to the Company’s business.

Company and Individual Performance Rewarded. In general, the NEO compensation programs have been constructed so that an individual’s compensation is directly correlated with Company and individual performance, with priority given to Company performance. The NEO compensation programs emphasize performance-based annual incentives because the Compensation Committee believes that such programs should emphasize the importance of the Company’s operational and financial performance. As stated above, the Company also includes longer-term incentive compensation, in the form of time-based vesting of RSUs and

SARs, as an element of the executive compensation program. In addition, a portion of each NEO’s incentive compensation is based on subjective determinations and considerations regarding his or her individual contributions, perceived value to the Company, and experience within the industry.

Executive Compensation Process. On an annual basis, the Compensation Committee evaluates and establishes the compensation of the NEOs. The Compensation Committee seeks input from the CEO, Michael P. DiMino, and Maureen Thompson, the Vice President of Human Resources, when discussing the performance of and appropriate compensation levels for the NEOs. Mr. DiMino, the CFO, Kristine B. Ponczak, and Ms. Thompson also serve as staff to the Committee in the administration of the MIP. From time to time, at the invitation of the Committee, the CEO, the CFO and Ms. Thompson attend meetings of the Compensation Committee. Also, at the request of the Compensation Committee, the CEO, CFO and Ms. Thompson provide compensation and other information to the Compensation Committee, including historical and prospective breakdowns of compensation components of each of the NEOs. The CEO and Ms. Thompson also assist the Compensation Committee in the formulation of individual goals under the MIP. None of the CEO, the CFO or Ms. Thompson participates in deliberations or decisions relating to his or her own compensation. The Company’s former CEO (Jack Brucker, who resigned his position in January 2010) provided similar support to the Committee during his tenure as CEO.

In making its determinations, the Compensation Committee considers a number of important and relevant factors regarding the NEO compensation programs and individual compensation awards and payments. The factors considered include the following, although none of the following factors are persuasive individually or in the aggregate:

•	Provisions of an individual NEO’s employment agreement;

•	Recommendations of the Company’s CEO, based on each NEO’s individual responsibilities and performance;

•	Historical compensation levels for each of the NEOs;

•	Data furnished to the Compensation Committee from time to time by the Committee’s compensation consultant;

•	Company-wide performance;

•	Individual performance and potential of each NEO;

•	Internal pay equity; and

•	Competitiveness of each NEO’s total compensation package.

The Compensation Committee considers, through the use of formal compensation tally sheets or equivalent information or otherwise, comprehensive individual information for each NEO relating to components of compensation earned or that may be awarded upon the occurrence of certain events, including the termination of employment of the NEO or the change in control of the Company. The Compensation Committee considered this information in its deliberations relating to the principal elements of each NEO’s total compensation, such as salary increases, awards under the MIP, and non-cash compensation award levels.

The Compensation Committee submits all compensation recommendations regarding the NEO compensation programs and individual NEO compensation to the Board of Directors for consideration (except that the Committee has the authority to establish the “individual goals” that comprise up to 30% of the annual MIP award for most MIP participants, due to the personalized nature of these goals). The Board of Directors reviews, and where appropriate adopts or modifies, the recommendations of the Compensation Committee regarding the NEO compensation programs and individual NEO compensation.

Because the Company only began granting equity-based compensation to certain of its NEOs during fiscal 2009, the Compensation Committee did not take into account amounts realizable from prior compensation in setting other elements of compensation for fiscal 2010. The Compensation Committee did take general note of the increase in value of previous equity awards as it set elements of compensation for fiscal 2011. While the Compensation Committee has not established any policy in this regard as of the date of this proxy statement, in light of the increased amount of equity awards now outstanding, the Committee intends to review data regarding amounts realized and realizable from prior equity awards as it makes compensation decisions in the future.

Quantitative goals under the MIP are effectively established each year in conjunction with the Board’s review and approval of the Company’s operating budget for the fiscal year, which approval takes place prior to (or during the first quarter of) such fiscal year. MIP individual goals for fiscal years 2010 and 2011 were approved in August 2009 and September 2010, respectively. The Committee believes that the foregoing timetable puts MIP participants on notice of their goals sufficiently early in the fiscal year, thereby more effectively incentivizing the participants. In December 2009, the Company revised its equity grant policy to provide that annual grants will be considered each year during a window period following the release of fiscal year-end results. The Committee believes that the revised timetable for consideration of equity grants (as a result of which equity grants will be made one to two months later than previously awarded) affords the Committee the opportunity to review more complete information about both the Company’s performance and the results of the MIP for the prior fiscal year, as well as positioning the timing of the grants to occur following the public release of audited financial results. Pursuant to the revised policy, equity grants for fiscal 2011 were approved on September 15, 2010. Base salary adjustments are considered by the Committee each year, typically in December, with changes typically on the following January 1. For fiscal 2011, the Committee will consider base salary adjustments in June 2011, with changes retroactively effective January 1, 2011. The Committee believes that this timing affords it a valuable mid-year opportunity to review the performance of the NEOs.

In September 2010, based in part upon advice received from the Compensation Committee’s independent compensation consultant, Towers Watson (“Towers Watson”), the Compensation Committee modified the nature of the equity grants to NEOs. The Compensation Committee determined that, in order to maintain consistency in the value of grants made to NEOs from year-to-year, grants should be made based upon a target value, rather than a fixed number of shares.

CEO and COO Compensation Process. Although the compensation process for the CEO generally is consistent with the process described above for the Company’s other NEOs, the compensation package for the Company’s former CEO (Mr. Brucker) was structured to reflect certain unique circumstances that existed when the Company and Mr. Brucker entered into his employment agreement which became effective on January 1, 2005. Based on these circumstances and other factors considered by the Company at such time, the Compensation Committee determined that it would be in the Company’s best interest to offer Mr. Brucker an employment agreement designed to encourage him to remain as the Company’s CEO for the long term. As a result, Mr. Brucker’s long-term employment agreement provided for a base salary of $1,200,000 per year, through the term of the agreement, with no base salary increase during the term of the agreement other than cost of living adjustments. Mr. Brucker was eligible to participate in the MIP but no grants of equity awards were made to Mr. Brucker. Mr. Brucker resigned his position effective January 4, 2010 and repaid certain amounts to the Company in accordance with the terms of his employment agreement.

Conrad A. Conrad, Chairman of the Board, served as the Company’s interim CEO from the time of Mr. Brucker’s resignation until Mr. DiMino’s appointment. Due to the interim nature of Mr. Conrad’s appointment, the Compensation Committee did not treat Mr. Conrad’s compensation in the same manner as the other NEOs, electing instead to supplement Mr. Conrad’s ongoing compensation for service as Chairman with a monthly salary during the term of his service as interim CEO.

Mr. DiMino was appointed as the Company’s President and CEO as of June 1, 2010. The compensation package for Mr. DiMino was structured by the Compensation Committee based, in part, upon data obtained from Towers Watson, with respect to compensation practices by the Company’s peers. See “Retention of Compensation Consultant,” below. The Compensation Committee also took into account Mr. DiMino’s extensive senior management experience. Based on these factors, the Company negotiated Mr. DiMino’s employment agreement, which provides for a base salary of $550,000 per year, through the term of the agreement, which expires on May 31, 2013 (unless renewed pursuant to the terms thereof). Mr. DiMino’s employment agreement provides that his base salary will be reviewed at least annually in accordance with the Company’s executive compensation review policies and practices. The agreement also provides that Mr. DiMino will participate in the MIP, and that his target bonus under the MIP for fiscal 2011 will be 85% of his base salary, with a maximum payout to be determined by the Board at the time of approval of the MIP for fiscal 2011, which the Board determined to be 127.5% of his base salary. Pursuant to his employment agreement, in order to enhance the alignment of the interests of Mr. DiMino and the Company’s stockholders on an accelerated basis, Mr. DiMino received an initial grant pursuant to the 2008 Stock Plan having an aggregate target value of $500,000, with such value divided equally between RSUs and SARs. The agreement expressly provides that Mr. DiMino will next be eligible to receive grants pursuant to the 2008 Stock Plan commencing with the regular annual cycle of grants to senior executives and other key employees scheduled for September 2012, subject in all cases to Board approval.

The compensation package of the COO (Bryan Gibson) was negotiated in connection with the Company’s overall effort to strengthen its management team. Mr. Gibson has extensive experience with the Company’s operations, and based on such experience and his past performance with the Company, the Company determined that promoting Mr. Gibson to his new senior management position was the best way to strengthen its existing management team and maintain continuity. Based on these factors, the Company negotiated Mr. Gibson’s employment agreement, which provides for a base salary of $425,000 per year, through the term of the agreement, which expires on June 30, 2013 (unless renewed pursuant to the terms thereof). Mr. Gibson’s base salary will be reviewed at least annually in accordance with the Company’s executive compensation review policies and practices. Mr. Gibson also received a sign-on bonus in the amount of $100,000. The agreement provides that Mr. Gibson will participate in the MIP and that Mr. Gibson’s target bonus under the MIP for fiscal 2011 will be 70% of his base salary, with a maximum payout of 90% of his base salary. Pursuant to the agreement, Mr. Gibson received an equity grant pursuant to the 2008 Stock Plan having an aggregate target value of $275,000 in September 2010, with such value divided equally between RSUs and SARs. The agreement also provides that Mr. Gibson will be eligible to receive further equity grants under the 2008 Stock Plan, with the target annual value of future grants expected to be $275,000, subject in all cases to Board approval.

Retention of Compensation Consultant. The Compensation Committee has retained Towers Watson to provide independent compensation data, analysis and advice regarding NEO compensation. The Compensation Committee has worked with Towers Watson (or its predecessor, Watson Wyatt Worldwide) since July 2007. During its initial engagement, Towers Watson reviewed and updated the Company’s executive compensation pay philosophy, including developing a peer group (as described below) and conducting a market analysis of total compensation. Towers Watson also assisted the Compensation Committee in developing a long-term equity incentive plan designed to align the interests of the NEOs and stockholders. Through fiscal 2010, the Compensation Committee believed that such data was sufficiently current and that there had not been significant changes in the employment and compensation market in which the Company competes for executive management personnel. Accordingly, the Compensation Committee relied on the previously provided information to set the base salaries and annual cash and equity-based incentive compensation for each of the NEOs, other than the CEO and COO, during fiscal 2010.

In fiscal 2010, Towers Watson provided advice to the Compensation Committee relating to the appointment of Mr. DiMino as the Company’s new CEO. Towers Watson also provided updated peer group and compensation information relating to base salaries, bonus and equity compensation, and advised the Company with respect to change in control and severance agreements. In addition, Towers Watson provided recommendations with respect to the number of shares to be added to the pool of shares available for award under the 2008 Stock Plan and with respect to certain modifications to the MIP. The Compensation Committee will obtain updated information from Towers Watson or another compensation consultant from time to time to consider in its overall analysis of the NEOs’ compensation and in setting future base salaries and annual cash and equity-based incentive compensation for each of the NEOs. The Company paid Towers Watson fees totaling $57,368 for executive and director compensation consulting services during fiscal 2010.

Towers Watson has, since September 2, 2002, also provided actuarial, administrative and recordkeeping services to the Company’s subsidiary, Southwest Ambulance, Inc., in connection with that company’s defined benefit pension plan. The Company paid Towers Watson fees totaling $218,004 for the services provided to Southwest Ambulance, Inc. during fiscal 2010. The decision to engage Towers Watson to provide services other than executive and director compensation consulting services was recommended by the Company’s management. Although the Compensation Committee did not formally approve the decision to engage Towers Watson to provide such other services, the Compensation Committee was aware that such services were being provided and was aware of the amount of the related fees prior to the initial retention of Towers Watson for executive compensation consulting, and was updated from time to time regarding the amount of the fees being paid to Towers Watson for such services. The Compensation Committee does not believe that the fees paid to Towers Watson for such other services were of sufficient magnitude to create a conflict of interest with respect to the executive and director compensation consulting services provided by Towers Watson.

Executive Compensation Pay Philosophy. Based upon Towers Watson’s input and its own deliberations, the Compensation Committee has determined that the 50th percentile of the Company’s compensation peers (the “Peer Group”) is a key reference point in setting the NEOs’ target total cash compensation and target total long-term incentive compensation. The Compensation Committee recognizes that the Peer Group compensation data is only one tool used in designing the Company’s overall executive compensation program. The Compensation Committee also considers numerous specific elements of executive compensation (i.e., base salaries, short-term incentives, and long-term incentives) as well as factors such as the subjective evaluation of the performance of each executive in his or her functional role, the performance of the Company against financial and strategic goals and objectives, the NEOs’ compensation history, the experience level of the NEO, the tenure of the NEO in the NEO’s position and the Compensation Committee’s assessment of the value of retaining an executive, to determine whether the Company’s proposed compensation programs are reasonable and appropriate in relation to those offered by members of the Peer Group. The overall objective is to ensure that the Company’s compensation structure is effective and motivates the Company’s executives.

In December 2007 the Board, on the recommendation of the Compensation Committee, approved the following Peer Group for purposes of developing comparisons for use, along with the other factors discussed above, in setting target compensation and evaluating the Company’s executive compensation structure:

Amedisys Inc.

America Service Group, Inc.

American Homepatient, Inc.

AMN Healthcare Services, Inc.

Amsurg Corp.

Cross Country Healthcare, Inc.

Emeritus Corp.

Gentiva Health Services, Inc.

Hanger Orthopedic Group, Inc.

Healthways, Inc.

Knight Transportation, Inc.

Odyssey Healthcare, Inc.

Providence Service Corp.

Rehabcare Group, Inc.

In December 2009, Towers Watson recommended an updated Peer Group for purposes of making recommendations with respect to executive compensation going forward. The Board, on the recommendation of the Compensation Committee, approved the updated Peer Group for purposes of developing comparisons for use, along with the other factors discussed above, in setting target compensation and evaluating the Company’s executive compensation structure. In recommending the approval of the Peer Group, the Compensation Committee considered a number of factors that had been identified by Towers Watson, including each company’s sales volume, the number and characteristics of each company’s employees, the extent to which each company’s business involves health care services, and each company’s geographic location of operations, market capitalization and enterprise value. The updated Peer Group consists of the following companies:

Advocat Inc.

Air Methods Corp.

America Service Group Inc.

American Homepatient Inc.

AMN Healthcare Services Inc.

AmSurg Corp.

Cross Country Healthcare, Inc.

Emeritus Corp.

Hanger Orthopedic Group, Inc.

Healthways Inc.

Knight Transportation Inc.

LHC Group, Inc.

MedCath Corp.

National Healtchare Corp.

Odyssey Healthcare Inc.

Providence Service Corp.

RadNet, Inc.

Rehabcare Group Inc.

During fiscal 2008, the Compensation Committee also approved a long-term equity-based incentive framework that is intended to be primarily performance-based, with a balanced focus on improving profitability and creating long-term stockholder returns. Specifically, long-term incentives granted under the 2008 Stock Plan currently consist of performance-contingent RSUs and stock-settled SARs. See “Elements of Compensation Program — Long-Term Incentives — Equity Plans,” below. The Compensation Committee selected these types of grants as consistent with Towers Watson’s recommendations with respect to “best practices” for equity-based incentive grants as well as the Company’s long-term compensation objectives. Based upon Towers Watson’s May 2010 review of the 2008 Stock Plan, the Compensation Committee implemented limited changes in its equity grant practices, primarily including denominating awards in dollar value rather than as a number of shares. However, the Compensation Committee determined to continue using performance-contingent RSUs and stock-settled SARs for employee grants in fiscal 2011 based on its continuing belief that these types of awards provide stockholder alignment, promote pay for performance, and limit ongoing dilution to stockholders.

Elements of Compensation Program. This section describes the various elements of the NEO compensation programs for fiscal 2010. The Compensation Committee believes that an allocation of each NEO’s compensation among the following elements promotes the objectives discussed above.

Base Salary

Base salaries are the foundation for compensation of all the NEOs. The Compensation Committee believes that it is appropriate for a meaningful portion of the NEO compensation to be provided as a fixed amount of cash in order to provide some level of stable income to the NEOs. Base salary also provides the ability to establish incentive pay guidelines that are expressed as a percentage of salary. As the base salary changes, there is a proportional change in the applicable NEO’s MIP award opportunity. The base salary for each of the NEOs is established at a level that the Compensation Committee believes is sufficient to attract and retain such NEOs for the long-term financial success of the Company. The Compensation Committee believes that such levels are sufficient based upon its review of the competitiveness of the total compensation package for each NEO and internal pay equity among the Company’s executives.

The Compensation Committee reviews the NEOs’ salaries on an annual basis, typically in December. For fiscal 2011, the Compensation Committee will review the NEO’s salary in June 2011. In addition, the Compensation Committee reviews an NEO’s base salary level at the time of a promotion or other change in his or her responsibilities. Pursuant to the employment or severance agreements for the NEOs, reduction of the NEO’s base salary constitutes “good reason” for the NEO to resign (and be entitled to receive severance) unless such reduction is part of a company-wide reduction affecting similarly situated executives.

Towers Watson’s report to the Compensation Committee in December 2007 indicated that (other than with respect to the then-current CEO) the NEOs’ base salaries were within a competitive range and no significant changes were recommended at that time. The Compensation Committee used that information in setting base salaries that went into effect in January 2009 and January 2010.

Short-Term Incentives — Management Incentive Plan

The performance-based MIP is an annual cash incentive plan for key executives. NEOs are eligible to earn annual cash awards under the MIP, expressed as a percentage of base salary. The MIP is designed to reward NEOs for Company and individual performance with an annual award which, when added to base salary, produces total cash compensation for the NEOs in an amount consistent with Company objectives. At the beginning of each fiscal year, performance goals are established for the NEOs by the Compensation Committee.

Fiscal 2010 MIP

For fiscal 2010, the former CEO was ineligible for any award due to his resignation during the plan year. Award opportunities for the other NEOs were as follows:

•	50% to 75% of the participant’s base salary at the executive vice president, senior vice president, or group president level; and

•	45% to 67.5% of the participant’s base salary at the corporate vice president level.

For fiscal 2010, the Compensation Committee determined that the financial goal established for the NEOs was met. The financial goal for fiscal 2010 was based upon budgeted consolidated net income from continuing operations, with a target of $5.9 million. As adjusted (as described below), consolidated net income from continuing operations was $13.0 million. Actual consolidated net income from continuing operations for fiscal 2010 was $4.0 million, which includes a loss on debt extinguishment of $14.2 million and a related income tax benefit of $5.2 million. In determining that the financial goal for fiscal 2010 was met, the Compensation Committee, in its discretion (and as contemplated by the Board in November 2009 at the time it approved the refinancing transaction that resulted in the loss on debt extinguishment), adjusted consolidated net income from continuing operations to exclude the loss on debt extinguishment and related income tax benefit, resulting in adjusted consolidated net income from continuing operations of $13.0 million. The Compensation Committee believes that the adjustment is of a nature that is squarely authorized by the terms and conditions of the MIP, and that the adjusted amount more accurately reflects the on-going operating performance of the Company that the MIP is intended to incentivize.

Fiscal 2011 MIP

In September 2010, based upon input from Towers Watson and its own deliberations, the Compensation Committee amended the MIP for fiscal 2011. Award opportunities under the MIP for fiscal 2011 are based upon the Company’s budgeted Adjusted EBITDA. The Compensation Committee believes Adjusted EBITDA is a preferable financial goal because it eliminates certain variables such as discontinued operations, interest rate fluctuations and taxes, which can affect consolidated net income from continuing operations.

In September 2010, the Compensation Committee finalized approval of fiscal 2011 goals under the MIP. For fiscal 2011, the participant is entitled to receive 50% of the target award upon achievement of threshold performance (90.8% of the Adjusted EBITDA goal), and can earn a maximum of 150% of the target award upon achievement of 110% of the Adjusted EBITDA goal. Awards will be scaled pro rata based upon achievement between the threshold and maximum achievement levels. Pursuant to the terms of his employment agreement, the maximum bonus for Mr. Gibson (the Company’s COO) is capped at 90% of his base salary.

For the CEO, 100% of his MIP award for fiscal 2011 is based upon achievement of the Adjusted EBITDA goal. For each of the NEOs other than the CEO, 70% of the participant’s award is based upon achievement of the Company financial goal described above and the remaining 30% of the participant’s award is based upon achievement of personal goals tailored to the responsibilities of the participant’s position. If the Company does not achieve 100% of the Adjusted EBITDA goal, the portion of the bonus for personal goals cannot be earned. The target award levels under the MIP for fiscal 2011 are as follows, assuming (a) the Company achieves the Adjusted EBITDA goal for fiscal 2011 and (b) the individual NEOs (other than the CEO) achieve their personal goals:

Position	Threshold (Company achieves 90.8% of budgeted Adjusted EBITDA)	Target (Company achieves 100% of budgeted Adjusted EBITDA)	Maximum (Company achieves 110% of budgeted Adjusted EBITDA)
CEO	42.5% of the participant’s base salary	85% of the participant’s base salary	127.5% of the participant’s base salary
COO	35% of the participant’s base salary	70% of the participant’s base salary	90% of the participant’s base salary
Senior Vice President and Zone Vice President	25% of the participant’s base salary	50% of the participant’s base salary	75% of the participant’s base salary
Corporate Vice President	22.5% of the participant’s base salary	45% of the participant’s base salary	67.5% of the participant’s base salary

The Compensation Committee structures incentive payments to NEOs under the MIP so that the Company provides meaningful payments (at the higher end of each range described above) to executive officers for superior performance, makes smaller payments (at the lower end of each range described above) if the Company achieved financial performance levels that satisfy the target levels, and does not make incentive payments if the Company does not achieve threshold financial performance levels established for each fiscal year. The Compensation Committee has discretionary authority under the MIP to recommend an incentive award greater or lower than the potential bonus as calculated under the MIP. Based upon the recommendation of Towers Watson, the Compensation Committee included in the MIP for 2011 the payment of awards for achievement at threshold, target and maximum levels. Previously, awards were granted only based upon target and maximum levels.

The Compensation Committee intends to implement a policy for adjusting or recovering from executives certain awards or payments if the performance measures upon which they are based are restated or otherwise adjusted in a manner that would have resulted in a lower award or payment (or no award or payment) if such performance measures had been correctly reported in the first place. The fiscal 2011 MIP provides that all awards (including, without limitation, awards that may be earned based upon fiscal 2011 performance) are limited by and in all respects subject to any compensation recovery, recoupment, equity retention or similar plans or policies that the Company may enact from time to time, regardless of whether such plans or policies are implemented and/or modified subsequent to the date of the fiscal 2011 MIP.

Long-Term Incentives — Equity Plans

Both the Compensation Committee and the Board believe that the Company should provide meaningful equity-based incentive awards to the Company’s current and new key employees and directors in order to encourage them to join and to remain with the Company and to further motivate them to help increase stockholder value. The 2008 Stock Plan provides the Company with the flexibility to issue a variety of stock-based compensation vehicles to the Company’s employees and directors that reflect evolving “best practices” with respect to stock-based compensation. The Compensation Committee believes that the 2008 Stock Plan provides a means through which the Company and its subsidiaries can achieve the goals the Compensation Committee has set for equity compensation, as described above. The shares available for issuance under the 2008 Stock Plan are nearly exhausted. See “Proposal to Approve the Amendment of the Rural/Metro Corporation 2008 Incentive Stock Plan,” below.

The Compensation Committee currently anticipates that it will only make grants of (a) performance-contingent RSUs and time-vested, stock-settled SARs to employees under the 2008 Stock Plan, and (b) RSUs to non-employee directors under the 2008 Stock Plan. Although it currently has no plans to grant other types of awards under the 2008 Stock Plan, the Compensation Committee may grant other types of awards in the future if it determines that it would be beneficial to the Company and its stockholders to do so.

In August 2009, the Compensation Committee granted performance-contingent RSUs and stock settled SARs to the NEOs who were then employed by the Company as follows:

NEO	Amount of RSUs(1)	Amount of SARs(2)
Kristine B. Ponczak	20,000	20,000
Christopher E. Kevane	8,000	8,000
Donna Berlinski	10,000	10,000
Kevin A. Moore	3,000	3,000

(1)	Subject to continued service and the achievement of consolidated budgeted net income from continuing operations for fiscal 2010 as determined by the Board of Directors, the RSUs vest in three annual installments.
(2)	Subject to continued service, the SARs vest and become exercisable in three annual installments and are settled in stock.

In determining the size and terms of such grants made in August 2009, the Compensation Committee considered various factors, including its subjective determination regarding the relative merits of cash and equity compensation in furtherance of the Company’s overall objectives, the appropriate size of the pool of award recipients with respect to the previous grants under the 2008 Stock Plan, and an analysis provided by Towers Watson in May 2008. Specifically, Towers Watson noted that the Company would risk excessive dilution if it tried to grant equity-based awards with a value consistent with grants made by other members of the Peer Group because the Company’s stock value at the time of grant was lower than the other companies in the Peer Group. Accordingly, the Compensation Committee based the size of RSU and SAR grants on various factors, including considerations of internal compensation equity, the aggregate number of shares to be awarded relative to the size of the pool of participating employees, and the number of shares to be awarded overall as a percentage of the total issued and outstanding shares of the Company’s common stock. The Compensation Committee also considered, but to a lesser extent, the estimated present value of the awards on the date of grant.

In September 2010 the Compensation Committee made grants of performance-contingent RSUs and stock settled SARs for fiscal 2011. Based in part upon advice received from Towers Watson, the Compensation Committee determined that, in order to maintain consistency in the value of grants made to NEOs from year to year, grants would be made based upon a target value, rather than a fixed number of shares subject to RSUs and SARs. In addition, the Compensation Committee narrowed the group of award recipients for the fiscal 2010 grants in order to focus the awards on the employee group the Compensation Committee views as most appropriately incentivized through the use of equity incentives.

The grants made in August 2009 and September 2010 do not necessarily reflect the size or type of awards that the Company may grant to the NEOs under the 2008 Stock Plan in the future. In making future grants, the Compensation Committee may consider the factors noted in the preceding paragraph, as well as Company and individual performance, comparative compensation for the NEOs and the value of already outstanding awards. The Compensation Committee believes that a mix of equity and cash compensation aligns the interests of management and stockholders by focusing employees and management on increasing stockholder value.

For each of the NEOs that received grants of RSUs and SARs in August 2009 and remained employed with the Company through August 11, 2010, one-third of such SARs vested on that date. In addition, on September 15, 2010, the Board of Directors determined that the Company had achieved its financial goal for fiscal 2010. The financial goal for fiscal 2010 was based upon budgeted consolidated net income from continuing operations, with a target of $5.9 million. As adjusted (as described above in “Short Term Incentives—Management Incentive Plan”), consolidated net income from continuing operations was $13.0 million. Accordingly, one-third of the RSUs granted in August 2009 were deemed earned and vested, effective September 15, 2010, and the remainder will vest in August 2011 and August 2012, provided the NEOs remain employed with the Company through those vesting dates.

As discussed under “Short-Term Incentives — Management Incentive Plan,” above, the Compensation Committee intends to adopt and implement a “clawback” policy that would adjust or recover from executives some or all of their long-term equity compensation awards or payments if the performance measures upon which they are based are restated or otherwise adjusted in a manner that would have resulted in a lower award or payment (or no award or payment) if such performance measures had been correctly reported in the first place. The documentation for equity grants made in September 2010 provides that such grants shall be subject to any such “clawback” policy that is adopted.

The Compensation Committee further intends to adopt and implement an equity retention policy requiring that senior management retain some portion of shares acquired via equity awards for a time period to be determined. The documentation for equity grants in September 2010 provides that such grants shall be subject to any such equity retention policy that is adopted.

Personal Benefits and Perquisites

With limited exceptions, the Compensation Committee disfavors awarding personal benefits and perquisites to the NEOs that are not available to all employees. The NEOs have the opportunity to participate in a number of health and welfare benefits programs that are generally available to all eligible employees, including group medical and dental insurance plans. The Company has a tax-qualified 401(k) plan that allows employees, including the NEOs, to contribute a portion of their cash compensation on a pre-tax basis. The Company does not have a pension plan or deferred compensation plan applicable to the NEOs.

The Company provides the NEOs with life insurance and short- and long-term disability benefits at an enhanced level compared to what is provided for other employees, as well as physical evaluations. Additionally, the NEOs are included in the Company’s director and officer liability insurance coverage and are parties to indemnity agreements with the Company. The NEOs are also eligible for certain relocation benefits that are not provided for other employees. See the Summary Compensation Table for details regarding the value of perquisites provided to the NEOs in fiscal 2010.

Change in Control Agreements

The Company has historically limited the use of change in control agreements to certain executive officer positions based upon the importance of such positions to the Company and the vulnerability typically associated with such positions in a change in control environment. Accordingly, in recent years, the Company entered into change in control agreements only with the CEO and the CFO. During fiscal 2010, the Company created the COO position and determined that the Company should also enter into a change in control agreement with the COO. In addition, upon the recommendation of Mr. DiMino, the Compensation Committee expanded the group of executive officer positions subject to change in control agreements to include each of the NEOs and two additional executive officers. The agreements provide certain benefits to those individuals if each of two triggering events occur: (i) a change in control, and (ii) the termination of the executive’s employment by the Company without cause (or by the executive for good reason) within 24 months after the change in control. See “Executive Compensation – Potential Payment Upon Termination or Change in Control,” below. Ms. Ponczak’s change in control agreement also provides for an acceleration of stock options (but not other equity awards) upon a single triggering event constituting a change in control.

The Compensation Committee believes that these change in control arrangements are an important part of overall compensation for the NEOs because they will assist the Company in maximizing stockholder value by allowing such persons to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of the stockholders, notwithstanding any concern the executive might have regarding his or her continued employment prior to or following a change in control.

Employment Agreements

In June 2008, the Compensation Committee reviewed the Company’s history and philosophy regarding executive employment agreements, severance arrangements, restrictive covenants, and related matters. At that time, the Committee expressed its preference that the Company should restrict its use of executive employment agreements in the future, subject to the development of alternatives regarding severance arrangements and restrictive covenants as appropriate to specific positions. Following the restructuring of the Company’s management in fiscal 2010, the Company had an employment agreement only with the CFO. In connection with the appointment of Mr. DiMino as the Company’s new CEO, and the promotion of Mr. Gibson to the newly-created COO position, the Company negotiated and entered into employment agreements with Mr. DiMino and Mr. Gibson in June 2010 and July 2010, respectively. Upon the recommendation of Mr. DiMino, the Company also entered into severance and noncompetition agreements with five additional executive officers, including Mr. Kevane, Ms. Berlinski and Mr. Moore.

Each of these agreements provides for certain payments and other benefits upon termination of the NEO’s employment under certain circumstances. The employment agreements generally provide for payments for a period of 24 months following termination, while the severance and noncompetition agreements provide for payments for a period of 12 months following termination. During the term of the severance payments, these agreements prohibit the NEO from disclosing the Company’s confidential information and from engaging in certain competitive activities or soliciting the Company’s employees, customers, potential customers, or acquisition prospects. An executive will forfeit his or her right to receive post-termination compensation if he or she breaches these or other restrictive covenants in the employment agreement. The Compensation Committee believes that these severance arrangements are important as a recruitment and retention device, and that the arrangements support important post-employment restrictions. See “Executive Compensation — Employment Agreements” for further discussion.

The Effects of Regulatory Requirements

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the CEO or to any of the most highly compensated executive officers of a public company that are deemed to be a covered person pursuant to IRS

Notice 2007-49 will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the exceptions set forth in Section 162(m). The Compensation Committee attempts to structure the NEO compensation programs such that compensation paid will be tax deductible by the Company whenever that is consistent with the Company’s compensation philosophy. The deductibility of some types of compensation payments, however, can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond the Company’s control, also can affect deductibility of compensation.

The Compensation Committee’s primary objective in designing and administering the NEO compensation programs is to support and encourage the achievement of the objectives stated above, including the enhancement of long-term stockholder value. For these and other reasons, the Compensation Committee has determined that it will not seek to limit executive compensation to the amount that will be fully deductible under Section 162(m) in all cases. The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the Compensation Committee to be consistent with the Company’s compensation programs and philosophy, and in the best interests of the Company and its stockholders.

The Company has determined that the performance-based RSUs granted to Mr. DiMino upon his appointment as President and CEO will not be tax deductible by the Company due to the fact that the performance measures relating to such RSUs are different from those approved by the Company’s shareholders upon the adoption of the 2008 Stock Plan.

Nonqualified Deferred Compensation. If an executive is entitled to nonqualified deferred compensation that is subject to Section 409A of the Internal Revenue Code and such arrangement does not comply with Section 409A, the executive will be taxed on the benefits when they vest (even if not distributed), and will be subject to an additional 20% federal income tax and interest.

Excess Parachute Payments. Sections 280G and 4999 of the Internal Revenue Code limit the Company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from the Company in connection with a change in control. The Compensation Committee considers tax issues and other competitive factors when it structures post-termination compensation payable to the NEOs and generally seeks to avoid the adverse tax liabilities imposed by Sections 280G and 4999. The potential adverse tax consequences to the Company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting for Stock-Based Compensation. Various rules under generally accepted accounting practices determine the manner in which the Company accounts for grants of equity-based compensation to its employees in the Company’s financial statements. In connection with awards under any long-term equity plan, the Compensation Committee will take into consideration the accounting treatment of alternative grant proposals under FASB ASC Topic 718 when determining the form and timing of equity compensation grants to employees, including the NEOs. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement prepared in connection with the Company’s 2010 Annual Meeting of Stockholders.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Annual Report on Form 10-K in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Members of the Compensation Committee

Earl P. Holland, Chair

Christopher S. Shackelton

Henry G. Walker

Compensation of Named Executive Officers

The following table sets forth the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who held such positions at June 30, 2010. In addition, the following table sets forth the compensation of the Company’s former Chief Executive Officer and President, the Company’s former Senior Vice President and Chief Administrative Officer, and Mr. Conrad, who acted as the Company’s Interim Chief Executive Officer for a portion of fiscal 2010, in each case due to the fact such individual held such position during a portion of fiscal 2010.

Summary Compensation Table

Name and Principal Position at Year-end	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation ($)(4)		Total ($)
Michael P. DiMino	2010	31,637	—	—		—	—	—		31,637
Chief Executive Officer and President(5)

Conrad A. Conrad	2010	175,000	—	37,310	(7)	—	—	110,000	(8)	322,310
Interim Chief Executive Officer and Interim President(6)

Jack E. Brucker	2010	688,793	—	—		—	1,587,643	4,600	(10)	2,281,036
Chief Executive Officer and President(9)	2009	1,270,114	—	—		—	1,587,643	—		2,857,757
	2008	1,253,059	—	—		—	1,229,470	—		2,482,529

Kristine B. Ponczak	2010	336,128	—	78,600		62,042	249,600	15,251	(11)	741,621
Senior Vice President, Chief Financial Officer and Secretary	2009	326,400	—	39,800		22,070	249,600	—		637,870
	2008	310,000	—	—		—	193,600	11,274		514,874

Donna Berlinski	2010	210,305	—	39,300		31,021	140,400	5,893	(11)	426,919
Vice President, Principal Accounting Officer and Controller	2009	204,000	—	5,970		2,812	140,400	—		353,182
	2008	168,157	10,000	—		—	108,900	—		287,057

Christopher E. Kevane	2010	208,908	—	31,440		22,100	81,380	5,774	(11)	349,602
Senior Vice President and General Counsel

Kevin A. Moore	2010	182,924	—	11,790		8,288	84,560	5,072	(11)	292,634
Vice President and Treasurer

Brian O. Allery	2010	196,028	—	58,950		46,532	183,300	27,498	(13)	512,308
Senior Vice President and Chief Administrative Officer(12)	2009	240,757	—	29,850		16,553	183,300	10,791		481,251
	2008	206,885	—	—		—	142,175	—		349,060

(1)	Represents the aggregate grant date fair value of the RSUs granted to the NEO. For a description of the assumptions made by the Company when calculating such grant date fair value, refer to Note 15 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-K for the year ended June 30, 2010.

(2)	Represents the aggregate grant date fair value of the SARs granted to the NEO. For a description of the assumptions made by the Company when calculating such grant date fair value, refer to Note 15 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-K for the year ended June 30, 2010.
(3)	This column reflects the amounts earned by the NEOs under the MIP.
(4)	Unless otherwise noted, no individual item included in the calculation of all other compensation exceeded $10,000 in value.
(5)	Mr. DiMino was appointed as the Company’s President and Chief Executive Officer effective June 1, 2010.
(6)	Following Mr. Brucker’s resignation on January 4, 2010, Mr. Conrad served as the Company’s Interim President and Chief Executive Officer from January 5, 2010 until Mr. DiMino’s appointment on June 1, 2010.
(7)	Represents the aggregate grant date fair value of 6,500 RSUs granted to Mr. Conrad for service as a member of, and the Chairman of, the Company’s Board of Directors.
(8)	Represents fees paid to Mr. Conrad for service as a member of, and the Chairman of, the Company’s Board of Directors.
(9)	Mr. Brucker resigned as the Company’s President and Chief Executive Officer on January 4, 2010.
(10)	Represents Company match under 401(k) plan of $4,600.
(11)	Includes (i) Company match under 401(k) plan of: $4,600 for Ms. Ponczak, $3,730 for Ms. Berlinski, $3,600 for Mr. Kevane and $3,400 for Mr. Moore; and (ii) life and disability insurance premium paid for by the Company in the amount of: $10,651 for Ms. Ponczak, $2,163 for Ms. Berlinski, $2,174 for Mr. Kevane and $1,672 for Mr. Moore.
(12)	Mr. Allery left the Company on April 6, 2010 in conjunction with a reorganization of the Company’s corporate administration department.
(13)	Includes (i) Company match under 401(k) plan of $4,502; (ii) life and disability insurance premium paid for by the Company in the amount of $3,765; and (iii) severance in the amount of $19,231.

Grants of Plan-Based Awards (Fiscal 2010)

The following table summarizes the awards granted to each of the NEOs with respect to fiscal 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(2)	Target ($)	Maximum ($)	Target (#)
Michael P. DiMino(5)	—	—	—	—	—		—	—	—
Conrad A. Conrad(6)	12/10/2009	—	—	—	6,500	(7)	—	—	37,310
Jack E. Brucker(8)	—	—	1,016,091	1,587,643	—		—	—	—
Kristine B. Ponczak	—	0	166,400	249,600	—		—	—	—
	8/10/2009	—	—	—	20,000		—	—	78,600
	8/10/2009	—	—	—	—		20,000	3.93	62,042
Donna Berlinski	—	0	93,600	140,400	—		—	—	—
	8/10/2009	—	—	—	10,000		—	—	39,300
	8/10/2009	—	—	—	—		10,000	3.93	31,021
Christopher E. Kevane	—	0	54,253	81,380	—		—	—	—
	8/10/2009	—	—	—	8,000		—	—	31,440
	8/10/2009	—	—	—	—		8,000	3.93	22,110
Kevin A. Moore	—	0	56,373	84,560	—		—	—	—
	8/10/2009	—	—	—	3,000		—	—	11,790
	8/10/2009	—	—	—	—		3,000	3.93	8,288
Brian O. Allery(9)	—	0	122,200	183,300	—		—	—	—
	8/10/2009	—	—	—	15,000		—	—	58,950
	8/10/2009	—	—	—	—		15,000	3.93	46,532

(1)	Represents threshold, target and maximum possible payouts for fiscal 2010 under the MIP, which is the Company’s only non-equity incentive plan.
(2)	Pursuant to the terms of the MIP, during fiscal 2010 no award was payable unless 100% of the quantitative goal was met. See the discussion under “Compensation Discussion and Analysis — Elements of Compensation Program — Short-Term Incentives — Management Incentive Plan.”
(3)	Represents the total number of shares of common stock issuable upon vesting of performance-contingent RSUs granted to the named NEO under the 2008 Stock Plan. If the performance contingency (achievement of consolidated budgeted net income from continuing operations for fiscal 2010) is met, the RSUs vest in three annual installments beginning on the first anniversary of the grant date. In September 2010, the Board of Directors determined that the performance contingency had been met. Shares issuable to Company employees pursuant to the RSU and SAR awards are issued net of the Company’s tax withholding obligations.
(4)	Represents the total number of shares of common stock underlying stock-settled SARs granted to the named NEO under the 2008 Stock Plan. Subject to continued service, the SARs will vest and become exercisable in three annual installments beginning on the first anniversary of the grant date. All SARs are settled in stock, and the net number of shares to be issued pursuant to any SAR is determined based upon the difference between the price of the Company’s common stock on the date of exercise of a SAR and the exercise price of such SAR. Shares issuable to Company employees pursuant to the RSU and SAR awards are issued net of the Company’s tax withholding obligations.
(5)	Mr. DiMino was appointed as the Company’s President and Chief Executive Officer effective June 1, 2010. Mr. DiMino did not participate in the MIP during fiscal 2010.
(6)	Following Mr. Brucker’s resignation on January 4, 2010, Mr. Conrad served as the Company’s Interim President and Chief Executive Officer from January 5, 2010 until Mr. DiMino’s appointment on June 1, 2010. Mr. Conrad did not participate in the MIP.
(7)	Represents RSUs granted to Mr. Conrad for service as the Chairman of the Company’s Board of Directors.

(8)	Mr. Brucker resigned as the Company’s President and Chief Executive Officer on January 4, 2010.
(9)	Mr. Allery left the Company on April 6, 2010 in conjunction with a reorganization of the Company’s corporate administration department.

With respect to the figures noted above in the table, the potential payouts under the MIP for fiscal 2010 were based upon budgeted consolidated net income from continuing operations. See the discussion under “Compensation Discussion and Analysis — Elements of Compensation Program — Short-Term Incentives — Management Incentive Plan.” In September 2010, the Compensation Committee determined that the Company met the maximum performance goals under the MIP for fiscal 2010. Accordingly, the NEOs earned the amounts shown under the heading “Non-Equity Incentive Plan Compensation” on the Summary Compensation Table.

See “Compensation Discussion and Analysis — Elements of Compensation Program — Long-Term Incentives — Equity Plans” for a discussion regarding stock awards made in fiscal 2010.

Employment Agreements

Michael P. DiMino: The Company entered into an employment agreement with Michael P. DiMino, the Company’s President and Chief Executive Officer, effective June 1, 2010. The agreement extends through May 31, 2013, and will automatically renew for additional one year periods thereafter unless on or before March 1, 2013 (or March 1 of any applicable renewal term), the Company or Mr. DiMino provides written notice of termination of the agreement. Under the agreement, Mr. DiMino receives a base salary of $550,000 per year, which amount will be reviewed at least annually in accordance with the Company’s executive compensation review policies and practices. Mr. DiMino received an initial equity grant under the 2008 Stock Plan with an aggregate target value of $500,000, which was equally divided between RSUs and SARs. Mr. DiMino will be eligible to receive further equity grants under the 2008 Stock Plan commencing with the annual cycle of grants to senior executives and other key employees scheduled for September 2012. Mr. DiMino is also eligible to participate in the MIP. Mr. DiMino’s target bonus under the MIP for fiscal 2011 is 85% of his base salary, with a maximum payout to be determined by the Board in September 2010 at the time of approval of the MIP for fiscal 2011, which the Board determined to be 127.5% of his base salary.

Under his employment agreement, if Mr. DiMino’s employment is terminated by the Company without cause or by Mr. DiMino for good reason, other than in the two-year period following a change in control of the Company, Mr. DiMino is entitled to the following: (i) payment of any earned but unpaid base salary and any unreimbursed business expenses up to and including the date of termination; (ii) continuation of his annual base salary for 24 months for terminations effective prior to the end of the initial term of his employment and for 18 months for terminations effective on or after the end of the initial term; and (iii) payment of any unpaid incentive compensation or bonus pursuant to the MIP, which was earned in or payable with respect to performance during the plan year immediately prior to the plan year in which the termination occurs.

Mr. DiMino is subject to restrictive covenants during and following his employment, including non-competition and non-solicitation covenants, which are applicable for 24 months following termination of employment.

Kristine B. Ponczak: In February 2008, the Company entered into an amended and restated employment agreement with Kristine B. Ponczak. The agreement provides for an annual review of Ms. Ponczak’s base salary, and provides that the base salary may not be reduced by more than 10% unless such reduction is part of an across the board reduction affecting similarly-situated executives. The agreement continues until terminated by one of the parties or by mutual agreement, and expires automatically upon Ms. Ponczak’s death or disability.

Ms. Ponczak is entitled to participate in the MIP. The agreement restricts Ms. Ponczak from competing against the Company after termination for a period of two years.

If the Company terminates the employment agreement without cause or on the basis of Ms. Ponczak’s disability, or if Ms. Ponczak terminates the agreement for good reason, Ms. Ponczak will receive the then- effective base salary and other benefits provided by the employment agreement for a period of 24 months (12 months in the event of disability). If such termination occurs more than six months after the commencement of the fiscal year, Ms. Ponczak also will receive a prorated portion of the cash bonus payable under the MIP with respect to such year, if any. If Ms. Ponczak terminates the employment agreement without good reason or if the Company terminates the employment agreement for cause, severance benefits are not payable.

Management Incentive Plan

The MIP is an annual cash incentive plan for key executives and employees of the Company. At the beginning of each fiscal year, performance goals are created between the Company and the participant that document each of the participant’s accountabilities and define levels of performance on those accountabilities. Certain amendments to the MIP were made for awards beginning in fiscal 2011. See “Compensation Discussion and Analysis — Short-Term Incentives — Management Incentive Plan.”

For fiscal 2010, MIP payments were adjusted ratably for achievement between 100% and 150% of the applicable budgeted goal, and no award was be paid for achievement below 100% of the applicable budgeted goal. During fiscal 2010, award opportunities varied from 80% to 125% of the participant’s base salary at the CEO level; 50% to 75% of the participant’s base salary at the executive vice-president, senior vice president, or group president level; and 45% to 67.5% of the participant’s base salary at the corporate vice president level.

For fiscal 2011, participants in the MIP are entitled to receive 50% of the target award upon achievement of threshold performance (90.8% of the Adjusted EBITDA goal), and can earn a maximum of 150% of the target award upon achievement of 110% of the Adjusted EBITDA goal. Awards will be scaled pro rata based upon achievement between the threshold and maximum achievement levels. Pursuant to the terms of his employment agreement, the maximum bonus for Mr. Gibson (the Company’s COO) is capped at 90% of his base salary.

The MIP for fiscal 2011 provides that no MIP award will be paid for achievement of personal goals unless the adjusted EBITDA goal was achieved.

Long-Term Incentive Grants Under the 2008 Stock Plan

As described under “Compensation Discussion and Analysis — Elements of Compensation Program — Long Term Incentives — Equity Plans,” in August 2009 and September 2010, the Compensation Committee granted performance–contingent RSUs and stock settled SARs to Ms. Ponczak, Mr. Kevane, Ms. Berlinski and Mr. Moore.

Officer Benefits and Perquisites

The Company has certain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. The cost of most employee benefit plans in which all employees participate that do not discriminate in favor of executives are not included in the amounts shown on the Summary Compensation Table. Company matching contributions to the 401(k) Plan are reflected in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

The “All Other Compensation” column of the Summary Compensation Table also includes amounts attributable to other elements of compensation or perquisites that are provided to upper management and not employees generally.

Equity Award Holdings

The following table represents certain information with respect to the equity awards held by the NEOs as of June 30, 2010.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2010)

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#)(3)	Market Value of Shares or Units that have not Vested ($)(4)
Michael P. DiMino(5)	—	—	—	—	—	—

Conrad A. Conrad(6)	—	—	—	—	13,500	109,890

Jack E. Brucker(7)	—	—	—	—	—	—

Kristine B. Ponczak	—	—	—	—	33,334	271,339
	15,000	—	1.50	8/21/2010	—	—
	15,000	—	0.39	12/17/2011	—	—
	20,000	—	2.00	10/24/2012	—	—
	6,666	—	1.99	8/11/2015	—	—
	—	13,334	1.99	8/11/2015	—	—
	—	20,000	3.93	8/10/2016	—	—

Donna Berlinski	—	—	—	—	12,000	97,680
	1,000	—	1.99	8/11/2015	—	—
	—	2,000	1.99	8/11/2015	—	—
	—	10,000	3.93	8/10/2016	—	—

Christopher E. Kevane	—	—	—	—	11,334	92,259
	10,000	—	1.32	8/09/2014	—	—
	1,666	—	1.99	8/11/2015	—	—
	—	3,334	1.99	8/11/2015	—	—
	—	8,000	3.93	8/10/2016	—	—

Kevin A. Moore	—	—	—	—	5,000	40,700
	7,500	—	0.39	12/17/2011	—	—
	1,000	—	1.99	8/11/2015	—	—
	—	2,000	1.99	8/11/2015	—	—
	—	3,000	3.93	8/10/2016	—	—

Brian O. Allery(8)	—	—	—	—	10,000	81,400
	—	10,000	1.99	8/11/2015	—	—
	—	15,000	3.93	8/10/2016	—	—

(1)	Amounts shown in this column represent outstanding options to acquire common stock that were granted prior to fiscal 2010, which options are completely vested, and stock-settled SARs vested as of June 30, 2010.
(2)	Amounts shown in this column represent stock-settled SARs granted during fiscal 2010 and fiscal 2009. Subject to continued service, the SARs will vest and become exercisable in three annual installments beginning on the first anniversary of the grant date. For a description of stock awards granted to the NEOs in fiscal 2010, see “Compensation Discussion and Analysis — Elements of Compensation Program — Long Term Incentives — Equity Plans.”
(3)	Amounts shown in this column represent shares underlying unvested performance-contingent RSUs granted during fiscal 2010 and fiscal 2009. In September 2010, the Board of Directors determined that the performance contingency (achievement of consolidated budgeted net income from continuing operations for fiscal 2010) had been met. Accordingly, the RSUs are deemed to be “earned” and will vest in three annual installments beginning on the first anniversary of the grant date, August 10, 2009. For a description of stock awards granted to the NEOs in fiscal 2010, see “Compensation Discussion and Analysis — Elements of Compensation Program — Long Term Incentives — Equity Plans.”
(4)	Based on closing price of $8.14 of the Company’s common stock as of June 30, 2010.
(5)	Mr. DiMino was appointed as the Company’s President and Chief Executive Officer effective June 1, 2010.
(6)	Following Mr. Brucker’s resignation on January 4, 2010, Mr. Conrad served as the Company’s Interim President and Chief Executive Officer from January 5, 2010 until Mr. DiMino’s appointment on June 1, 2010.

(7)	Mr. Brucker resigned as the Company’s President and Chief Executive Officer on January 4, 2010.
(8)	Mr. Allery left the Company on April 6, 2010 in conjunction with a reorganization of the Company’s corporate administration department.

Option Exercises and Vesting of Stock-Based Awards During Fiscal 2010

The following table represents certain information with respect to option exercises by the NEOs and the vesting of the NEOs stock awards during the year ended June 30, 2010.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Michael P. DiMino(3)	—	—		—	—
Conrad A. Conrad(4)	—	—		4,000	22,960	(5)
Jack E. Brucker(6)	325,000	1,282,500	(7)	—	—
Kristine B. Ponczak	—	—		6,666	26,731	(8)
Donna Berlinski	—	—		1,000	4,010	(8)
Christopher E. Kevane	—	—		1,666	6,681	(8)
Kevin A. Moore	—	—		1,000	4,010	(8)
Brian O. Allery(9)	—	—		5,000	20,050	(8)
	5,000	20,850	(10)	—	—

(1)	Amounts shown in this column represent options to acquire common stock that were granted prior to fiscal 2010.
(2)	Amounts shown in this column represent shares underlying performance-contingent RSUs that vested during fiscal 2010. For a description of stock awards granted to the NEOs in fiscal 2010, see “Compensation Discussion and Analysis — Elements of Compensation Program — Long Term Incentives — Equity Plans.” Upon settlement, shares were delivered to each NEO net of shares withheld to pay applicable taxes.
(3)	Mr. DiMino was appointed as the Company’s President and Chief Executive Officer effective June 1, 2010.
(4)	Following Mr. Brucker’s resignation on January 4, 2010, Mr. Conrad served as the Company’s Interim President and Chief Executive Officer from January 5, 2010 until Mr. DiMino’s appointment on June 1, 2010.
(5)	Based on closing price of $5.74 of the Company’s common stock as of December 10, 2009, the vesting date.
(6)	Mr. Brucker resigned as the Company’s President and Chief Executive Officer on January 4, 2010.
(7)	Based on the difference between the exercise price of each of the options and the closing price of $5.50 of the Company’s common stock as of November 13, 2009, the date of exercise.
(8)	Based on closing price of $4.01 of the Company’s common stock as of September 16, 2009, the date upon which the RSUs were deemed earned.
(9)	Mr. Allery left the Company on April 6, 2010 in conjunction with a reorganization of the Company’s corporate administration department.
(10)	Based on the difference between the exercise price of $1.99 of the SARs and the closing price of $6.16 of the Company’s common stock as of February 16, 2010, the date of exercise.

Pension Benefits

The Company does not have any plan that provides for payments or other benefits at, following, or in connection with retirement for any of the NEOs.

Nonqualified Deferred Compensation

The Company does not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for any of the NEOs.

Potential Payments Upon Termination or Change in Control

This section describes benefits that would be payable to the NEOs upon a change in control of the Company or following termination of employment under employment, severance or change in control agreements, as applicable, or various benefit plans. Payment of post-employment benefits under each applicable NEO employment agreement is subject to compliance with non-competition, non-solicitation and confidentiality obligations as described above under the heading “Employment Agreements” and below with respect to the change in control and severance agreements. The benefits described below are in addition to benefits generally available to full-time salaried employees, such as accrued vacation benefits and distributions under the Company’s 401(k) savings plan.

The following table sets forth the termination and/or change in control benefits payable to NEOs, assuming termination of employment on June 30, 2010, the last business day of the Company’s most recent fiscal year. Due to the number of factors that will affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different and are subject to the actual terms of the applicable agreements. Factors that could affect these amounts include the facts surrounding the event, the timing during the year of any such event, and the NEO’s compensation and the Company’s stock price at the time of such event. See “Executive Compensation — Employment Agreements” above and the description of the change in control and severance agreements below.

Name	Severance (Salary) ($)(1)		Severance (Bonus) ($)		Acceleration of Unvested Equity Awards ($)(2)		Health and Welfare Benefits ($)(1)		Total ($)
Michael P. DiMino
• Retirement/ Death	—		—		—	(3)	—	(4)(5)	—
• Disability	—		—		—	(3)	—	(4)(5)	—
• Termination w/o Cause or for Good Reason	973,655	(4)	467,500	(6)	—	(3)	—	(4)(5)	1,441,155
• Termination w/o Cause or for Good Reason after Change in Control	1,100,000	(7)	935,000	(6)	—	(3)	—	(4)(5)	2,035,000
Kristine B. Ponczak
• Retirement/ Death(8)	—		249,600	(14)	356,143		—		605,743
• Disability(9)(10)	318,894		249,600	(14)	356,143		9,612		934,249
• Termination w/o Cause or for Good Reason(11)	601,896		—		—		18,142		620,038
• Termination w/o Cause or for Good Reason after Change in Control(12)	1,189,558	(13)	249,600	(14)	437,543		18,142		1,894,843
Donna Berlinski
• Retirement/ Death(8)	—		—		111,380		—		111,380
• Disability(10)	—		—		111,380		—		111,380
• Termination w/o Cause or for Good Reason	199,412		140,400		—		3,095		342,907
• Termination w/o Cause after Change in Control(12)	425,220		280,800		152,080		5,842		863,942
Christopher E. Kevane
• Retirement/ Death(8)	—		—		113,883		—		113,883
• Disability(10)	—		—		113,883		—		113,883
• Termination w/o Cause or for Good Reason	234,481		81,380		—		6,097		321,958
• Termination w/o Cause or for Good Reason after Change in Control(12)	500,000		162,760		146,443		11,508		820,711
Kevin A. Moore
• Retirement/ Death(8)	—		—		53,420		—		53,420
• Disability(10)	—		—		53,420		—		53,420
• Termination w/o Cause or for Good Reason	182,895		84,560		—		6,097		273,552
• Termination w/o Cause or for Good Reason after Change in Control(12)	390,000		169,120		65,630		11,508		636,258
Jack E. Brucker(15)	—		—		—		—		—
Brian O. Allery(16)	100,000		—		—		3,173		103,173

(1)	Unless otherwise noted, represents the estimated present value of the benefits that would be payable to the NEO over the applicable period of time in which the NEO would receive such benefits.

(2)	Pursuant to their respective RSU and SAR award agreements, unvested RSUs and SARs granted to each of Ms. Ponczak, Mr. Kevane, Ms. Berlinski and Mr. Moore accelerate as follows: (a) Death (all earned and 50% of unearned performance RSUs, and all SARs); (b) Disability (all earned and 50% of unearned performance RSUs, and all SARs); (c) Termination without Cause or for Good Reason after Change in Control (all RSUs and SARs). Represents the value, as of June 30, 2010, of the acceleration of the unvested RSUs and the SARs based upon a closing price of the Company’s common stock of $8.14 on June 30, 2010.
(3)	At June 30, 2010, Mr. DiMino had not yet received equity awards. For information on the awards granted to Mr. DiMino following June 30, 2010, see “Executive Compensation – Overview of Executive Compensation Program CEO and COO Compensation Process.”
(4)	Assuming a termination date of June 30, 2010, Mr. DiMino would be eligible to receive his then current base salary and the continuation of health and welfare benefits for a period of 24 months after the termination date.
(5)	At June 30, 2010, Mr. DiMino was not eligible for the Company’s health and welfare benefits due to the June 1, 2010 effective date of his hire.
(6)	Pursuant to Mr. DiMino’s employment agreement, Mr. DiMino is entitled to receive payment of any bonus pursuant to the MIP, which was earned in or payable with respect to performance during the plan year immediately prior to the plan year in which termination occurs. Represents amount that would be payable to Mr. DiMino under 2011 MIP assuming that the target performance level is achieved.
(7)	Assuming a termination date of June 30, 2010, following a change in control, represents the amount that Mr. DiMino would be entitled to receive under the terms of his employment agreement and change in control agreement.
(8)	Assuming a termination date of June 30, 2010, all of the NEO’s earned but unvested RSUs become immediately vested and 50% of the outstanding unearned RSUs are deemed earned and vested. All unvested SARs become immediately exercisable and remain exercisable for one (1) year.
(9)	Assuming a termination date of June 30, 2010, the NEO would be eligible to receive his or her then current base salary and the continuation of his or her health and welfare benefits for a period of 12 months after the termination date.
(10)	Assuming a termination date of June 30, 2010, all of the NEO’s earned but unvested RSUs become immediately vested and 50% of the outstanding unearned RSUs are deemed earned and vested. All unvested SARs become immediately exercisable and remain exercisable for one (1) year.
(11)	Assuming a termination date of June 30, 2010, the NEO would be eligible to receive his or her then current base salary and the continuation of his or her health and welfare benefits for a period of 24 months after the termination date.
(12)	Assuming a termination date of June 30, 2010, all of the NEO’s unvested RSUs and SARs become immediately vested.
(13)	Assuming a termination date of June 30, 2010, following a change in control, represents the amount that Ms. Ponczak would be entitled to receive under the terms of her employment agreement and change in control agreement, which is reduced by the amount in excess of the safe harbor set forth in Internal Revenue Code Section 280G.
(14)	Pursuant to Ms. Ponczak’s employment agreement, Ms. Ponczak is entitled to receive a prorated portion of the cash bonus payable under the MIP with respect to the fiscal year in which a termination occurs. Assuming a termination date of June 30, 2010, represents the cash bonus payable under the terms of the MIP for the full fiscal year.
(15)	Mr. Brucker resigned as the Company’s President and Chief Executive Officer on January 4, 2010.
(16)	Mr. Allery left the Company on April 6, 2010 in conjunction with a reorganization of the Company’s corporate administration department. Pursuant to a Separation Agreement, Mr. Allery received $100,000 and the continuation of health benefits over the course of a 12 month period.

The Company is a party to change in control agreements with each of the NEOs. The change in control agreements provide for what is commonly referred to as a “double-trigger,” which requires both (1) a “change in control,” and (2) the termination of such person’s employment before any benefits under the agreement are received.

Mr. DiMino’s change in control agreement provides that, upon the occurrence of such a double trigger, Mr. DiMino will receive a sum equal to (A) 200% of the higher of (i) his applicable annual base salary and the time of termination, and (ii) his annual base salary on the date preceding the change of control, plus (B) the higher of (x) the average annual incentive compensation paid to Mr. DiMino pursuant to the MIP for the two years prior to termination of his employment and (y) the annual incentive compensation paid to Mr. DiMino pursuant to the MIP for the two years preceding the year in which the change of control occurred.

Ms. Ponczak’s change in control agreement provides that, upon the occurrence of such a double trigger, Ms. Ponczak will receive a sum equal to (A) 200% of (i) her applicable annual base salary, and (ii) the amount of incentive compensation paid or payable to her during the calendar year preceding the calendar year in which the change in control occurs, plus (B) the full amount of any payments due under her employment agreement.

Each of Mr. Kevane’s, Ms. Berlinski’s and Mr. Moore’s change in control agreements provides for payment upon termination of the NEO’s employment under certain circumstances of a sum equal to (i) two times the higher of (x) the executive’s annual base salary on the date of his or her termination, or (y) the executive’s annual base salary on the date preceding the change of control, and (ii) two times the higher of (x) the executive’s average annual incentive compensation paid pursuant to the MIP for the two years prior to termination of the executive’s employment or (y) the executive’s average annual incentive compensation pursuant to the MIP for the two years preceding the year in which the change of control occurred. Each of the change in control agreements also provides for the continuation of other benefits upon termination of the NEO’s employment, generally for a period of 24 months following termination. The agreement further provides that the Executive is entitled to receive certain benefits, including the acceleration of exercisability or vesting of RSUs, SARs, stock options and other equity-based awards, which the executive must exercise within one year of the date of termination (or, if shorter, within 10 years from the date of grant).

Each of Mr. Kevane, Ms. Berlinski and Mr. Moore are also party to a severance, confidentiality, nonsolicitation and noncompetition agreement (each a “Non-Compete Agreement”). Pursuant to the terms of the Non-Compete Agreement, if the executive’s employment is terminated by the Company for cause or by the executive without good reason, the executive will receive (i) payment of any earned but unpaid salary earned up to and including the date of the termination; and (ii) reimbursement of any unreimbursed business expenses incurred up to and including the date of the termination. In addition, if the executive’s employment is terminated by the Company without cause of by the executive for good reason, the executive shall also receive: (i) the continuation of the executive’s then current salary for 12 months after the date of termination of employment; (ii) payment of any incentive compensation or bonus pursuant to any MIP that was earned in or payable with respect to performance during the plan year immediately prior to the plan year in which the termination occurs and which has not been paid as of the date of termination, subject to certain conditions; and (iii) a portion of the executive’s COBRA coverage premiums for 18 months (or such shorter time if such coverage terminates under Section 4980B of the Internal Revenue Code), provided that the executive will continue to be obligated to pay the same amount toward the cost of such premiums as the executive paid immediately prior to the last day of active employment.

The change in control agreements and the Non-Compete Agreements each prohibit the NEO from disclosing the Company’s confidential information and from engaging in certain competitive activities or soliciting the Company’s employees, customers, potential customers, or acquisition prospects. An executive will forfeit his or her right to receive post-termination compensation if he or she breaches these or other restrictive covenants in the agreement.

In all cases, the change in control agreement or Non-Compete Agreement, as applicable, is subject to certain limitations as set forth in the Internal Revenue Code. Ms. Ponczak’s agreement expressly caps the aggregate amount of post-termination payments she may receive under her change in control and employment agreements at an amount equal to 2.99 times the amount of annualized includable compensation received by her as determined under the Internal Revenue Code. In addition, amounts otherwise payable under the change in control agreement or Non-Compete Agreement may be reduced by severance or other amounts the Company pays such executive under their applicable employment agreements.

If an agreement is entered into that will result in a change in control, the agreements provide that the exercisability of any unvested stock options will be accelerated prior to the completion of the change in control. No unvested options are currently held by any NEO that is a party to a change in control agreement. While the change in control agreements also provide for post-termination health and other benefits under certain circumstances, such benefits will be reduced or eliminated to the extent they are otherwise provided under the applicable employment agreement.

Pursuant to Mr. DiMino’s and Ms. Ponczak’s change in control agreements, in the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. DiMino and Ms. Ponczak are entitled to a “gross-up” payment that, on an after-tax basis, is equal to the taxes imposed on the severance payments under the change in control agreements in the event any payment or benefit to the respective NEO is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code. The Company does not anticipate that “gross-up” payments will be required because of the tax limitations described above, though this issue will ultimately be determined with reference to applicable tax considerations at the time of termination. For each of the other NEOs, if any portion of a severance payment under the change in control agreement would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, then the amount of such severance payment will be reduced to the maximum amount that could be paid to the executive without any portion of such severance payment or any other benefit to the executive under the agreement constituting an “excess parachute payment”, but only if such reduction would provide a more favorable result in after tax benefit to the executive.

For purposes of Mr. DiMino’s and Ms. Ponczak’s change in control agreements, “good reason” includes a reduction of duties and/or salary, a requirement that the executive relocate to a location more than 50 miles from the current employment location or the surviving entity’s failure to assume the executive’s employment and change in control agreement, and a “change in control” includes (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 30% or more of the combined voting power of the company’s then-outstanding voting securities; (ii) during any two-year period, the Company’s Board members at the beginning of such period cease to constitute at least a majority thereof (except that any new Board member approved by, in Mr. DiMino’s case, at least a majority, and in Ms. Ponczak’s case, at least two-thirds, of the Board members then still in office, who were directors at the beginning of such period, is considered to be a member of the current Board); or (iii) approval by the Company’s stockholders of certain reorganizations, mergers, consolidations, liquidations, or sales of all or substantially all of the Company’s assets.

For purposes of each other NEO’s change in control agreement, “good reason” includes: (i) any circumstance constituting “good reason” under the Non-Compete Agreement between the Company and the executive; (ii) the failure of the Company to cause any successor to expressly assume and agree to perform the change in control agreement; and (iii) any purported termination of the executive by the Company that is not for “cause”. For purposes of the change in control agreement, “cause” is defined by reference to the Non-Compete Agreement between the Company and the executive, the terms of which are described below. A “change of control” includes (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of a majority of the combined voting power of the Company’s then-outstanding voting securities; (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to certain persons; (iii) any consolidation or merger of the Company with or into certain persons, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger beneficially own at least 50% of the combined voting power of the surviving corporation’s then outstanding securities; or (iv) a change during any period of two consecutive years of a majority of the members of the Company’s Board of Directors for any reason, unless the election, or the nomination for election by the Company’s shareholders, of each director was approved by the vote of a majority of the directors then still in office who were directors at the beginning of the period.

For purposes of the Non-Compete Agreements, “Good Reason” includes: (i) any material diminution of the executive’s position, authority and duties; (ii) the requirement that the executive relocate to an employment location that is more than 50 miles from the executive’s current employment location; (iii) a reduction of the executive’s salary to a level that is less than the rate paid to the executive during the immediately prior calendar year, unless the executive has agreed to such reduction or unless the Company makes an across-the-board reduction that applies to all Company executives; or (iv) the Company materially breaching any of its obligations under the Non-Compete Agreement. The executive must provide the Company with notice of, and an opportunity to cure, any circumstances constituting “good reason” for the executive to terminate his or her employment. For purposes of the Non-Compete Agreements, “cause” includes: (i) certain willful or grossly negligent actions; (ii) material violations of the Company’s published policies or codes, after notice of, and opportunity to cure, such violations; (iii) the executive’s impedance or interference with certain investigations authorized by the Board of Directors or legal directives; (iv) misrepresentations relating to a material fact for purposes of securing employment with the Company; (v) abuse of alcohol and/or drugs in a manner that materially impacts the executive’s ability to successfully perform his or her duties or obligations; or (vi) willful failure to perform his or her duties or obligations after, in some circumstances, notice an opportunity to cure such failure.

If Section 409A of the Internal Revenue Code is deemed to apply, severance payments otherwise due under each of the change in control agreements or under the Non-Compete Agreements will be deferred for six months except to the extent permitted by Section 409A. The deferred portion will be paid in a lump sum as promptly as practicable following the expiration of the six month period.

Compensation Policies and Practices as Related to Risk Management.

The Compensation Committee does not believe the Company’s compensation polices and practices create risks that are reasonably likely to have a material adverse effect on the Company. As discussed elsewhere in this proxy statement, the programs include a balanced mix of cash and equity, as well as annual and longer-term incentives. The Compensation Committee further has incorporated various elements into the compensation programs that tend to mitigate risk, including the following:

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The MIP provides for awards that are scaled pro rata based upon achievement between the threshold and maximum achievement levels, thereby avoiding steep payout cliffs that may encourage short-term business decisions to meet significant payment tiers. For the same reason (and upon the recommendation of Towers Watson), the Committee also established a reduced MIP award level for fiscal 2011 for achievement of a designated threshold performance level. MIP awards are capped, to avoid windfall payouts. In addition, the Compensation Committee retains discretion regarding the amount of MIP awards, which positions the Committee to avoid inequitable results.

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Under the 2008 Stock Plan, a three-year vesting schedule has been provided for all employee equity grants to help ensure that executives have significant value tied to long-term stock price performance. In addition to the long-term vesting schedule, awards to executives have consisted solely of a mixture of RSUs and SARs, to create balanced incentives encouraging prudent long-term growth.

The Committee implemented certain changes to the Company’s compensation programs in September 2010 to further reduce incentives to incur excessive risk, including the addition of language to the fiscal 2011 MIP and to the equity grants awarded in September 2010 providing that such compensation is subject to any compensation recovery, recoupment, equity retention or similar plans or policies that the Company may enact from time to time, regardless of whether such plans or policies are implemented and/or modified subsequent to the date of the award. The Committee is monitoring regulatory developments in anticipation of formalizing such policies. See “Compensation Discussion and Analysis — Elements of Compensation Program — Short-Term Incentives — Management Incentive Plan.”

Compensation Committee Interlocks and Insider Participation

At the fiscal year ended June 30, 2010, the Company’s Compensation Committee consisted of Mr. Holland (Chair), Mr. Shackelton and Mr. Walker, currently directors of the Company. In fiscal 2010, none of the Company’s executive officers served as a director or member of the compensation committee of another entity, where an executive officer of such entity served as the Company’s director.

PROPOSAL TO APPROVE THE AMENDMENT OF

THE RURAL/METRO CORPORATION 2008 INCENTIVE STOCK PLAN

(Proposal 2)

The second proposal to be considered and voted upon at the Annual Meeting is to approve the amendment of the Rural/Metro Corporation 2008 Incentive Stock Plan (the “2008 Stock Plan”), which amendment authorizes an additional 2,000,000 shares of Common Stock for issuance under the 2008 Stock Plan, increasing the authorized number of shares from 1,000,000 to 3,000,000.

The proposed amendment was adopted by the Board on September 15, 2010 and, if approved by the stockholders at the Annual meeting, will become effective upon the date of the Annual Meeting.

The purpose of the 2008 Stock Plan is to provide a means through which the Company and its subsidiaries may (a) attract able persons to provide valuable services to the Company as employees or non-employee directors (“Eligible Directors”), (b) promote the interests of the Company by providing employees and Eligible Directors with a proprietary interest in the Company, thereby strengthening their concern for the welfare of the Company and their desire to continue to provide their services to the Company, and (c) provide such persons with additional incentive and reward opportunities to enhance the profitable growth of the Company. There currently are 1,000,000 shares of common stock authorized for issuance under the 2008 Stock Plan. After taking into account the various awards made since June 30, 2010, as of October 1, 2010, an aggregate of 902,599 shares of common stock have been issued or are reserved for issuance upon vesting of RSUs and exercise of SARs granted under the 2008 Stock Plan. Accordingly, only an additional 97,401 shares remain available for grant under the 2008 Stock Plan, without giving effect to the proposed amendment. Both the Compensation Committee and the Board believe that the increase in shares available for issuance is necessary to establish a reserve of shares that would enable the grant of stock to employees and Eligible Directors. In addition, both the Compensation Committee and the Board believe that the amendment of the 2008 Stock Plan is necessary to ensure that we will continue to have the capacity and flexibility to provide meaningful equity-based incentive awards to our current and new employees and Eligible Directors in order to encourage them to join and to remain with our Company and to further motivate them to help increase stockholder value. The full text of the proposed amendment is attached hereto as Appendix A.

For the reasons described above, the Board recommends a vote “FOR” approval of the amendment to the 2008 Stock Plan.

The 2008 Stock Plan includes a number of features that the Board believes are consistent with the interests of our Company’s stockholders and that reflect the current “best practices” with respect to equity-based compensation. These features include the following:

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Limited Dilution to Existing Stockholders. After giving effect to the proposed amendment, an aggregate of 3,000,000 shares of our common stock will be authorized for issuance under the 2008 Stock Plan. The additional 2,000,000 shares represents approximately 8.0% of the number of shares of our common stock that currently are outstanding. In addition, during any fiscal year of our Company we cannot grant awards representing more than 3% of our issued and outstanding shares of common stock as of the last day of the preceding fiscal year.

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Performance-Based Requirement for Restricted Stock and RSUs. Awards consisting of shares of restricted stock or restricted stock units (“RSUs”) granted to employees must only be earned based on the attainment of one or more performance goals. Time-based restricted stock awards or RSUs are only permitted as Substitute Awards (as defined), in exchange for foregone cash compensation, or as awards to non-employee directors.

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Minimum Vesting and Performance Periods on Awards. Options and stock appreciation rights (“SARs”) granted under the 2008 Stock Plan are subject to a minimum vesting period of at least one year, and performance-based awards are subject to a performance period of at least one year.

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Double-Trigger Accelerated Vesting Provisions Upon Termination Following a Change in Control. In general, the vesting of a participant’s awards following a Change in Control (as defined) will be accelerated only if the participant’s employment is terminated without Cause (as defined) within one year of a Change in Control (as defined). This provision protects the participants’ interests in their awards while limiting situations in which a participant might voluntarily leave our Company following a Change in Control and trigger accelerated vesting of his or her awards.

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No Repricings Without Stockholder Approval. This feature is described under the heading “Description of the 2008 Stock Plan – Administration and Related Matters – No Repricing Without Stockholder Approval,” below.

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Exercise Prices Must Not Be Lower than Fair Market Value. The 2008 Stock Plan prohibits granting options or SARs with exercise prices lower than the fair market value of our common stock on the grant date, except in connection with Substitute Awards, as described below.

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Consultants and Independent Contractors Will Not Be Eligible to Receive Awards. Only employees of our Company or its subsidiaries and non-employee directors of our Company are eligible to receive awards under the 2008 Stock Plan. Excluding consultants and independent contractors from eligibility to receive awards ensures that the persons who are most responsible for the success of our Company – our employees and non-employee directors – will be the only persons eligible to receive awards under the 2008 Stock Plan.

Description of the 2008 Stock Plan

A summary of the most significant features of the 2008 Stock Plan is provided below. This summary is qualified in its entirety by the full text of the 2008 Stock Plan, which is filed as an exhibit to the Company’s Form 10-K for the year ended June 30, 2010, which Form 10-K is available on the Company’s website at www.ruralmetro.com.

Administration and Related Matters

Administration. The 2008 Stock Plan is administered by the Board or Compensation Committee (referred to in the 2008 Stock Plan as the “Committee”). The Committee generally has the authority, in its discretion, to determine all matters relating to awards under the 2008 Stock Plan, including the selection of the individuals to be granted awards, the time or times of grant, the type of awards, the number of shares of common stock subject to an award, vesting conditions, and any and all other terms, conditions, restrictions, and limitations, if any, of an award. The Committee also has full authority and discretion (a) to administer, interpret, and construe the 2008 Stock Plan and the terms of any award issued under it, (b) to establish, amend, and rescind any rules and regulations relating to the 2008 Stock Plan, (c) to determine, interpret, and construe the terms and provisions of any award agreement made pursuant to the 2008 Stock Plan, and (d) to make all other determinations that may be necessary or advisable for the administration of the 2008 Stock Plan and any awards made under the 2008 Stock Plan.

Adjustment of Awards upon the Occurrence of Certain Events. Upon the occurrence of any increase or decrease in the number of issued shares of common stock resulting from the payment of any stock dividend or from any stock split, reverse stock split, split-up, combination or exchange of shares, merger, consolidation, spin-off, reorganization, or recapitalization of shares or any like capital adjustment, the Committee (a) has the authority, in its absolute discretion, to proportionately adjust the aggregate number and type of shares available for awards under the 2008 Stock Plan, and (b) shall proportionately adjust (i) the maximum number and type of shares or other securities that may be subject to awards to any individual under the 2008 Stock Plan, (ii) the number and type of shares or other securities covered by each outstanding award, and (iii) the exercise price per share (but not the total price) for awards outstanding under the 2008 Stock Plan, in each case in order to prevent the enlargement or dilution of rights of the participants under such awards.

No Repricing Without Stockholder Approval. Notwithstanding any other provision of the 2008 Stock Plan to the contrary, no award outstanding under the 2008 Stock Plan may be repriced without the approval of our stockholders. For purposes of the 2008 Stock Plan, “repricing” includes (a) amendments or adjustments to awards that reduce their exercise price, (b) situations in which new awards are issued to a participant in place of cancelled awards with a higher exercise price, and (c) any other amendment, adjustment, cancellation or replacement grant or other means of repricing an outstanding award, including a buyout for a payment of cash or cash equivalents.

Persons Eligible for Grants

The persons who are eligible to receive awards under the 2008 Stock Plan are (a) employees of our Company or its subsidiaries (including officers and directors who are employees of our Company), and (b) any non-employee directors of our Company (each an “Eligible Director”), as the Committee, in its absolute discretion, selects from time to time. Incentive stock options, however, may be granted only to employees. An employee who is also a director is eligible to receive awards in his or her capacity as an employee but is not also an Eligible Director while he or she is an employee.

Types of Awards; Limit on Number of Awards

The Committee has the authority to grant options, shares of restricted stock, RSUs, SARs, performance awards, dividend equivalents, cash awards, or other stock-based awards under the 2008 Stock Plan. Such awards may be granted either alone, in addition to, or in tandem with any other types of award granted under the 2008 Stock Plan. The characteristics of each of these awards are summarized below. The following limitations apply to the following types of awards (other than Substitute Awards) made under the 2008 Stock Plan:

•	The aggregate number of shares of common stock that may be covered by awards granted to any individual employee in any year shall not exceed either, or some combination of, the following:

•	300,000 shares in the case of options and SARs; or

•	150,000 shares in the case of restricted stock, RSUs, and performance awards denominated in shares of common stock.

•	The aggregate dollar value of awards that may be paid to any individual employee in any year shall not exceed either, or some combination of, the following:

•	$2,000,000 in the case of cash awards; or

•	$2,000,000 in the case of performance awards denominated in dollars.

•	The aggregate number of shares of common stock that may be covered by awards granted to any individual Eligible Director in any year shall not exceed either, or some combination of, the following:

•	12,000 shares in the case of options and SARs; or

•	7,500 shares in the case of restricted stock and RSUs.

Notwithstanding the foregoing limitations, awards granted to Eligible Directors in connection with their initial appointment to the Board may be in an amount up to 200% of the maximum number of shares specified above.

A participant may pay the exercise price of an award, if applicable, by using such means as the Committee may from time to time approve, whether in the agreement evidencing the award or otherwise.

Vesting of Awards

Except for options or SARs issued as Substitute Awards, each option or SAR shall be subject to a minimum vesting period of not less than one year from the date of grant. Except as provided in the following sentence, awards other than options or SARs shall be subject to a minimum vesting period of not less than three years from the date of grant, although such awards may vest ratably over the vesting period as determined by the Committee at the time of grant. Notwithstanding the foregoing, (i) awards consisting of shares of restricted stock or RSUs granted to employees shall always be subject to performance-based vesting requirements and may or may not also be subject to time-based vesting, as determined by the Committee at the time of grant, (ii) performance awards shall not be subject to time-based vesting (after the satisfaction of the relevant performance goal) unless the Committee determines otherwise on the grant date of such Awards, (iii) awards granted in lieu of or in exchange for cash compensation or other outstanding awards that are fully vested or otherwise earned by the participant shall be subject to such vesting period, if any, as the Committee determines on the grant date of such new awards, (iv) awards consisting of RSUs granted to Eligible Directors in connection with an annual stockholders’ meeting shall vest on the dates of successive annual stockholders’ meetings rather than on the anniversaries of the Grant Dates of such Awards, and (v) vesting of awards may be subject to acceleration upon the termination of a participant’s service with our Company, as described below.

Shares Subject to the 2008 Stock Plan

After giving effect to the proposed amendment, a maximum of 3,000,000 shares of common stock will be authorized for issuance pursuant to awards, including incentive stock options, that are granted under the 2008 Stock Plan (the “Share Limit”). Notwithstanding any other limitation in the 2008 Stock Plan, the aggregate number of shares for which awards, including options that are intended to be incentive stock options, may be granted during any fiscal year of our Company cannot exceed 3% of the number of issued and outstanding shares of common stock as of the last day of the immediately preceding fiscal year. The shares offered under the 2008 Stock Plan may be unissued shares or shares now held or subsequently acquired by our Company as treasury shares, as the Committee from time to time may determine.

Any shares of common stock that are subject to awards will be counted against the Share Limit as one share for every one share granted. Any shares subject to an award granted under the 2008 Stock Plan that are not delivered because the award expires unexercised or is forfeited, terminated, canceled, or exchanged for awards that do not involve common stock, or any shares of common stock that are not delivered because the award is settled in cash will immediately be added back to the Share Limit and will be available for future awards at the rate of one share for every one share granted.

The grant of a cash award under the 2008 Stock Plan and the payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards will not reduce or be counted against the Share Limit. Substitute Awards (shares of common stock delivered under the 2008 Stock Plan upon the assumption, substitution, conversion, adjustment or replacement of outstanding awards under a plan or arrangement of an entity acquired by our Company in a merger or other acquisition) will not reduce or be counted against the Share Limit to the extent that the rules and regulations of any stock exchange or other trading market on which our common stock is listed or traded provide an exemption from stockholder approval for assumption, substitution, conversion, adjustment or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

Stock Options

The Committee may grant (a) options that are intended to qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended (the “Code”), and/or (b) non-qualified stock options. The Committee will determine the exercise price of each option on the grant date, provided that the exercise price will not be less than 100% of the fair market value of our common stock on the grant date (110% of the fair market value if incentive stock options are granted to a stockholder who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of our Company or of any parent or subsidiary of our Company on the grant date).

The Committee will set the term of each option, provided that except as described under “Description of the 2008 Stock Plan – Treatment of Awards upon Termination of Service,” below, no option will be exercisable more than 10 years after the grant date (five years in the case of an incentive stock option granted to a stockholder who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of our Company or of any parent or subsidiary of our Company on the grant date).

Restricted Stock and Restricted Stock Units

The Committee may grant awards consisting of shares of restricted stock or denominated in RSUs in such amounts and for such consideration as the Committee may determine in its discretion. Such awards may be subject to (a) forfeiture of such shares or RSUs upon termination of the participant’s service with our Company during the applicable restriction period, (b) restrictions on transferability, (c) limitations on the right to vote such shares, (d) limitations on the right to receive dividends with respect to such shares, (e) attainment of certain performance goals, such as those described under “Description of the 2008 Stock Plan – Performance Awards,” below, and (f) such other conditions, limitations, and restrictions as determined by the Committee, in its discretion, and as set forth in the instrument evidencing the award.

Stock Appreciation Rights

The Committee may grant SARs pursuant to the 2008 Stock Plan, either in tandem with another award granted under the 2008 Stock Plan or independent of any other award grant. The Committee may establish a maximum appreciation value payable for SARs and such other terms and conditions for such SARs as the Committee may determine in its discretion. The exercise price of an SAR will not be less than the fair market value per share of common stock on the grant date of the SAR. The holder of an SAR granted in tandem with an option may elect to exercise either the option or the SAR, but not both. Except as described below under “Description of the 2008 Stock Plan – Treatment of Awards upon Termination of Service,” the maximum exercise period for an SAR will be 10 years.

The Committee, in its discretion, will determine at the time of grant of each SAR whether such SAR is a “Cash Settled SAR” or a “Stock Settled SAR.” When a participant exercises a vested Cash Settled SAR, our Company will pay to the participant an amount of cash equal to the difference between the fair market value of one share of our common stock on the exercise date over the exercise price of the SAR. When a participant exercises a vested Stock Settled SAR, our Company will deliver to the participant shares of our common stock having a fair market value as of the exercise date equal to the difference between the fair market value of one share of our common stock on the exercise date over the exercise price of the SAR. The agreement evidencing the SAR shall specify whether the SAR is a Cash Settled SAR, a Stock Settled SAR, or (in the sole discretion of the Committee) whether the participant to whom the SAR is granted will have the right to determine, at the time of exercise, whether the SAR will be settled in cash or shares of stock.

Performance Awards

Performance Period and Amount of Performance Award. With respect to each grant of a performance award, the Committee will establish a performance period over which the performance of our Company and/or of the applicable participant will be measured, provided that each performance period will be at least one year. In determining the amount of the performance award to be granted to a particular participant, the Committee may take into account such factors as the participant’s responsibility level and growth potential, the amount of other awards granted or received by such participant, and such other considerations as the Committee deems appropriate.

Non-Qualified Performance Awards. Non-qualified performance awards are not intended to qualify as qualified performance-based compensation under Code Section 162(m). These awards may be based on achievement of such goals and may be subject to such terms, conditions, and restrictions as determined by the Committee.

Qualified Performance Awards. Qualified performance awards are intended to qualify as qualified performance-based compensation under Code Section 162(m). These awards may be paid, vested or otherwise deliverable solely upon attainment of one or more pre-established, objective performance goals established by the Committee. Such performance goals will be based on any one or any combination of the following business criteria, as determined by the Committee:

•	total or net revenue;

•	revenue growth;

•	operating margin;

•	profit margin;

•	EBIT;

•	EBITDA;

•	operating income;

•	net operating income after tax;

•	pre-tax or after-tax income;

•	cash flow;

•	cash flow per share;

•	net earnings;

•	earnings per share;

•	profit growth;

•	return on equity;

•	return on invested capital;

•	return on capital employed;

•	return on assets;

•	economic value added (or an equivalent metric);

•	share price performance;

•	market capitalization;

•	debt-to-capital ratio;

•	other earnings criteria or profit-related return ratios;

•	successful acquisitions of other companies or assets;

•	successful dispositions of subsidiaries, divisions or departments of our Company or any of its subsidiaries;

•	successful financing efforts;

•	total stockholder return;

•	market share;

•	improvement in or attainment of expense levels;

•	cost reduction;

•	reductions in uncompensated care;

•	improvement in or attainment of working capital levels;

•	debt reduction;

•	customer service; or

•	customer satisfaction.

Such performance goals may be (a) stated in absolute terms or expressed in terms of dollar amounts, percentages, on a per-share basis, or on such other basis or in such other manner as determined by the Committee, (b) based on one or more business criteria that apply to the participant, one or more subsidiaries, business units or divisions of our Company, or our Company as a whole, (c) relative to other companies or specified indices, (d) achieved during a period of time, or (e) as otherwise determined by the Committee. Unless otherwise stated, a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In measuring a performance goal, the Committee may exclude certain extraordinary, unusual or non-recurring items, provided that the Committee states such exclusions at the time the performance goals are determined.

The Committee will establish, in writing, the applicable performance goal(s) and the specific targets related to such goal(s) prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the performance goal relates and (b) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain within the meaning of Code Section 162(m), subject to adjustment by the Committee as it deems appropriate to reflect significant unforeseen events or changes.

Payment. Upon the expiration of the performance period relating to a performance award granted to a participant, the participant will be entitled to receive payment of an amount not exceeding the maximum value of the performance award, based on the achievement of the performance goals for such performance period, as determined by the Committee. The Committee may, in its discretion, pay a performance award under any one or more of the performance goals established by the Committee with respect to such performance award. The Committee will certify in writing prior to the payment of a performance award that the applicable performance goals and any other material terms of the grant have been satisfied. Payment of a performance award may be made in cash, shares of common stock, other awards, other property, or a combination thereof, as determined by the Committee.

Dividends and Dividend Equivalents

The Committee may grant, as a separate award or at the time of granting any other award granted under the 2008 Stock Plan (other than options or SARs), awards that entitle the participant to receive dividends or dividend equivalents with respect to all or a portion of the number of shares of common stock subject to such award. Dividends or dividend equivalents may accrue interest and the instrument evidencing the award will specify whether dividends or dividend equivalents will be (a) paid currently (b) paid at a later, specified date, (c) deferrable by the participant under and subject to the terms of one of our deferred compensation plans, (d) subject to the same vesting as the award to which the dividends or dividend equivalents relate, if applicable, and/or (e) deemed to have been reinvested in additional shares of common stock or otherwise reinvested. Where dividend equivalents are deferred or subject to vesting, the Committee may permit for, or require, the conversion of dividend equivalents into RSUs. RSUs arising from such a conversion of dividend equivalents at the election of the participant will not count against the Share Limit, but RSUs arising from a conversion of dividend equivalents that is required by the Committee will count against the Share Limit.

Cash Awards

The Committee, in its discretion, may grant cash awards in such amounts as it determines from time to time. A cash award may be granted (a) as a separate award, (b) in connection with the grant, issuance, vesting, exercise, or payment of another award under the 2008 Stock Plan or at any time thereafter, or (c) to enable the participant to pay federal income tax liabilities incurred in connection with the grant, issuance, vesting, exercise, or payment of another award under the 2008 Stock Plan. Cash awards will be subject to such terms, conditions, and limitations as the Committee may determine on the grant date. Cash awards that are intended to qualify as performance-based compensation under Code Section 162(m) will be subject to the same terms and conditions as in the case of qualified performance awards, as described above.

Other Stock-Based Awards

The Committee may grant such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock as the Committee deems to be consistent with the purposes of the 2008 Stock Plan. Such other awards may include, without limitation, (a) convertible or exchangeable debt or equity securities, (b) other rights convertible or exchangeable into shares of common stock, and (c) awards valued by reference to the value of shares of our common stock or the value of securities of or the performance of specified subsidiaries of our Company.

Transferability of Awards

No award may be assigned or transferred for value or in violation of any stock ownership or stock retention guidelines or policies adopted by our Company from time to time. Except as specifically allowed by the Committee, any incentive stock option granted under the 2008 Stock Plan will, during the participant’s lifetime, be exercisable only by such participant and may not be assigned or transferred by such participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Except as specifically allowed by the Committee, any non-qualified stock option and any other award granted under the 2008 Stock Plan may not be assigned or transferred by the participant other than (a) by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, or (b) to certain family members or for estate planning purposes.

Treatment of Awards Upon Termination of Service

The 2008 Stock Plan contains provisions regarding the vesting and post-termination exercisability of awards held by participants whose employment with or provision of services to our Company terminates. The following provisions apply unless otherwise determined by the Committee or provided in an individual award or in an employment or other written agreement with the Company:

(a)	Except as described under “Description of the 2008 Stock Plan—Change in Control,” below, if a participant’s service is terminated by the Company without Cause:

•

Stock options and SARs—Any outstanding stock options and SARs held by a participant will continue to vest for a period of 90 days after the participant’s termination date and, to the extent vested, all options and SARs held by the participant will remain exercisable for the longer of (i) 90 days after the participant’s termination date, or (ii) 30 days following the end of any blackout period to which the participant may be subject on the participant’s termination date (but not beyond the original expiration date of the options or SARs, if earlier);

•

Other awards subject to time-based vesting—Any other outstanding awards subject to time-based vesting will continue to vest for a period of 90 days after the participant’s termination date, after which the unvested portion of such awards will be forfeited; and

•

Awards subject to attainment of future performance goals—Any outstanding awards subject to attainment of future performance goals will be forfeited as of the commencement of business on the participant’s termination date.

(b)	If a participant’s service is terminated for Cause all outstanding awards will expire and be forfeited as of the commencement of business on the participant’s termination date.

(c)	If a participant’s service is terminated by reason of death or Disability (as defined):

•

Stock options and SARs—Any outstanding options and SARs held by a participant will become fully and immediately exercisable (to the extent unvested) and will remain exercisable until the earlier of (i) one year after the participant’s termination date, or (ii) the original expiration date of such options or SARs;

•	Other awards subject to time-based vesting—Any other outstanding awards subject to time-based vesting will become fully and immediately vested; and

•

Awards subject to attainment of future performance goals—Any outstanding awards subject to attainment of future performance goals will be treated as follows: (i) 50% will be deemed to be earned and the target performance goals for the relevant performance period(s) with respect to such awards will be deemed to have been attained; and (ii) all other such awards will immediately be forfeited as of the commencement of business on the date of such termination.

(d)	If a participant’s service is terminated by reason of Retirement (as defined):

•

Stock options and SARs—Any outstanding unvested options and SARs held by a participant will continue to vest and, to the extent vested, all options and SARs held by such participant will remain exercisable until the earlier of (i) one year after the date of such termination, or (ii) the original expiration date of such options or SARs;

•

Other awards subject to time-based vesting—Any other outstanding awards subject to time-based vesting will continue to vest for a period of one year after such termination, on which date the unvested portion of such awards will be forfeited; and

•

Awards subject to attainment of future performance goals—Any outstanding awards subject to attainment of future performance goals will be forfeited as of the commencement of business on the date of the participant’s termination of service.

(e)	If a participant’s service is terminated as a result of the participant’s Voluntary Termination (as defined):

•

Vested stock options and SARs—Any outstanding options and SARS held by a participant, to the extent they were vested and exercisable on the participant’s termination date, will remain exercisable until the expiration of the longer of (i) 90 days after termination, or (ii) 30 days following the end of any blackout period to which the participant may be subject on the participant’s termination date (but not beyond the original expiration date, if earlier), and

•	Unvested and/or unearned awards—Any outstanding unvested or unearned awards will be forfeited as of the commencement of business on the participant’s termination date.

Change in Control

The 2008 Stock Plan provides that, except as otherwise determined by the Committee, in the event of a Change in Control (as defined), the Acquiror must either assume our Company’s rights and obligations under all then-outstanding awards and/or substitute for all then-outstanding awards substantially equivalent awards for the Acquiror’s securities. In connection with a Change in Control, the following provisions will apply:

(a)	Except as otherwise (i) determined by the Committee, (ii) set forth in the agreement or other documents evidencing the award, or (iii) set forth in an employment or other written agreement with the Company, to the extent that the Acquiror either assumes our Company’s rights and obligations under outstanding awards when the Change in Control is consummated and/or substitutes for outstanding awards substantially equivalent awards for the Acquiror’s securities when the Change in Control is consummated, such assumed or substituted awards will remain in full force and effect and will continue to vest as though the Change in Control did not occur. In such a case, except as set forth in the agreement or other documents evidencing the award, or set forth in an employment or any other written agreement with our Company, if a participant’s service is terminated by the Acquiror for any reason other than Cause within one year after the occurrence of a Change in Control:

•

Stock options and SARs—Any unvested options and SARs held by a participant as of the participant’s termination date will become vested and fully and immediately exercisable and will remain exercisable until the expiration of the longer of (i) 90 days after the termination date, or (ii) 30 days following the end of any blackout period to which the participant may be subject on the termination date (but not beyond the original expiration date, if that occurs sooner);

•	Other awards subject to time-based vesting—Any other outstanding awards subject to time-based vesting will become fully and immediately vested; and

•

Awards subject to attainment of future performance goals—Any outstanding awards subject to attainment of future performance goals will be deemed to be earned, and the target performance goals for the relevant performance period(s) with respect to such performance awards will be deemed to have been attained.

(b)	Except as otherwise (i) determined by the Committee, (ii) set forth in the agreement or other documents evidencing the award, or (iii) set forth in an employment or any other written agreement with the Company, in the event the Acquiror does not assume some or all of the awards outstanding when the Change in Control is consummated and/or substitute substantially equivalent awards for the Acquiror’s securities for some or all of the awards outstanding when the Change of Control is consummated, the Committee may, in its discretion, provide that all or any of the unexercisable, unvested, and/or unearned portion of such awards will be immediately vested, exercisable, and/or deemed to be earned in full or in part immediately prior to consummation of the Change of Control. In such a case, however, the vesting, exercise, and/or deemed earning of awards will be conditioned upon the consummation of the Change of Control. Unless otherwise provided by the Committee, any awards that are neither (i) assumed by or substituted for by the Acquiror in connection with the Change of Control nor (ii) vested, exercised, and/or deemed earned in connection with the consummation of the Change of Control will terminate and cease to be outstanding effective as of the consummation of the Change of Control.

Award Agreements

The 2008 Stock Plan provides that awards must be evidenced by agreements between our Company and the participant in such form and content as the Committee from time to time approves. Such individual agreements (i) may contain such provisions or conditions as the Committee deems necessary or appropriate to effectuate the sense and purpose of the 2008 Stock Plan and (ii) may be amended from time to time in accordance with the terms thereof. Such agreements also may include “claw-back provisions” that provide for the automatic forfeiture of vested or unvested awards and/or realized or unrealized gain, appreciation, profits, or value with respect to such awards if the participant breaches or violates any affirmative or restrictive covenant or provision in the award agreement or any other agreement between the participant and our Company or any parent or subsidiary of our Company. Such forfeiture provisions will be binding upon the participant as a condition to the grant of such awards. The documentation for equity grants made in September 2010 provides that such grants shall be subject to any such “clawback” policy that is adopted.

Amendment and Termination of the 2008 Stock Plan

The Committee may amend, change, make additions to, or suspend or terminate the 2008 Stock Plan as it may, from time to time, deem necessary or appropriate and in the best interests of our Company. Without the consent of the affected participant, however, the Committee may not take any action that disqualifies any incentive stock option previously granted under the 2008 Stock Plan for treatment as an incentive stock option or that adversely affects or impairs the rights of any award outstanding under the 2008 Stock Plan. In addition, to the extent that stockholder approval of an amendment to the 2008 Stock Plan is required by applicable law or the requirements of any securities exchange or trading market on which our common stock is listed or traded, such amendment will not be effective prior to approval by our stockholders.

Effective Date of Amendment and Term of 2008 Stock Plan

If our stockholders approve the amendment to the 2008 Stock Plan at the Annual Meeting, the 2008 Stock Plan amendment will be effective as of the date of the Annual Meeting (the “Effective Date”). The 2008 Stock Plan will remain in full force and effect through March 27, 2018 (the tenth anniversary of the date the Company’s stockholders approved the 2008 Stock Plan), unless sooner terminated by the Committee. After the 2008 Stock Plan is terminated, no future awards may be granted under the 2008 Stock Plan, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions and the 2008 Stock Plan’s terms and conditions.

If the amendment to the 2008 Stock Plan is not approved by our stockholders at the Annual Meeting or at another meeting of stockholders, the Compensation Committee will be unable to continue granting equity awards pursuant to the 2008 Stock Plan and will be required to reconsider the Company’s overall compensation practices.

Anticipated Award Grants Under the 2008 Stock Plan, as Amended

If approved, the Compensation Committee anticipates that, in accordance with its past practices, it will continue to make grants of only (a) performance-contingent RSUs and Stock Settled SARs to employees under the 2008 Stock Plan, and (b) RSUs to Eligible Directors under the 2008 Stock Plan. The Compensation Committee currently believes that performance-contingent RSUs and Stock Settled SARs provide shareholder alignment, promote pay for performance, and limit ongoing dilution to stockholders. Although it currently has no plans to grant other types of awards under the 2008 Stock Plan, the Compensation Committee may grant other types of awards in the future if it determines that it would be beneficial to our Company and its stockholders to do so.

The table below sets forth the awards that the Company made to each of the NEOs and each group indicated below (other than the non-executive director group) for fiscal year 2011 pursuant to the 2008 Stock Plan, as amended. With respect to the non-executive director group, awards for fiscal 2011 will not be determined until December 2010 (although it is anticipated that the fiscal 2011 awards for non-executive directors will be valued at $60,000, subject to final approval by the Compensation Committee, see “Director Compensation and Other Information”). Accordingly, the table below sets forth the awards to the non-executive director group made for fiscal 2010. The amounts set forth in the table below are meant to illustrate grants of awards that are expected to be made pursuant to the 2008 Stock Plan, and may not reflect awards actually made in the future.

Name and Position	Dollar Value ($)(1)	Number of Units(2)	Dollar Value ($)(3)	Number of Units(4)
Michael P. DiMino—President and CEO(5)	250,003	36,928	250,007	27,383
Kristine B. Ponczak—Senior VP, CFO and Secretary	136,666	22,331	139,176	16,748
Donna Berlinski—VP, Principal Accounting Officer and Controller	45,050	8,358	52,087	6,268
Christopher E. Kevane—Senior VP and General Counsel	60,147	9,828	61,253	7,371
Kevin A. Moore—VP and Treasurer	41,314	7,665	47,774	5,749
Executive Group(6)	722,330	116,017	742,923	86,699
Non-Executive Director Group	—	—	223,860	39,000
Non-Executive Officer Employee Group	286,166	53,092	430,391	51,792

(1)	Represents the aggregate grant date fair value of SAR awards made (i) for fiscal 2011 with respect to each NEO, the Executive Group and the Non-Executive Officer Employee Group; and (ii) for fiscal 2010 with respect to the Non-Executive Director Group.
(2)	Represents the number of SAR awards made (i) for fiscal 2011 with respect to each NEO, the Executive Group and the Non-Executive Officer Employee Group; and (ii) for fiscal 2010 with respect to the Non-Executive Director Group.
(3)	Represents the aggregate grant date fair value of RSU awards made (i) for fiscal 2011 with respect to each NEO, the Executive Group and the Non-Executive Officer Employee Group; and (ii) for fiscal 2010 with respect to the Non-Executive Director Group.
(4)	Represents the number of RSU awards made (i) for fiscal 2011 with respect to each NEO, the Executive Group and the Non-Executive Officer Employee Group; and (ii) for fiscal 2010 with respect to the Non-Executive Director Group.
(5)	Represents grants made to Mr. DiMino for fiscal 2011 in connection with his appointment as President and CEO of the Company. Such grants may not be reflective of grants to be made to Mr. DiMino under the 2008 Stock Plan in the future.
(6)	Does not include grants to Mr. Conrad, who served as the Company’s interim President and Chief Executive Officer during fiscal 2010 but will not be an NEO during fiscal 2011. Grants to Mr. Conrad are included in the Non-Executive Director Group information.

Federal Income Tax Consequences

The following is a brief summary of the material United States federal income tax consequences associated with awards granted under the 2008 Stock Plan. This summary is based upon existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death or the provisions of any state, local, or foreign income tax laws. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Non-Qualified Stock Options. No taxable income is recognized when a non-qualified stock option is granted to a participant with an exercise price equal to (or in excess of) the fair market value on the date of grant. Upon exercise, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price. Any taxable income recognized in connection with the exercise of a non-qualified stock option by an employee is subject to wage and employment tax withholding by our Company. Any additional gain or loss recognized upon later disposition of the shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the participant to the alternative minimum tax. If the participant exercises the option and then later sells or disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sales price and the exercise price generally will be taxable as long-term capital gain or loss. If either of these holding periods is not satisfied, the participant will recognize ordinary income at the time of sale or other disposition equal to the difference between the exercise price and the lower of (a) the fair market value of the shares at the date of exercise, or (b) the sale price of the shares. Any gain or loss recognized on a premature disposition of shares in excess of the amount treated as ordinary income will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock and Restricted Stock Units. A participant generally will not have taxable income upon the grant of restricted stock or RSUs. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares or cash received minus any amount paid. For restricted stock only, a participant may elect to be taxed at the time of grant.

Stock Appreciation Rights. Upon the exercise of an SAR, the participant will generally recognize ordinary income equal to the excess of the fair market value of a share of common stock on the exercise date over the exercise price of the SAR. Upon the sale of a share of common stock acquired upon exercise of a Stock Settled SAR, the participant will recognize long-term or short-term capital gain or loss, depending on whether the participant has held the stock for more than one year from the date of exercise.

Performance Awards. A participant will generally not recognize taxable income at the time performance awards are granted. The participant will recognize ordinary income for the year in which the performance award is earned.

Cash Awards. A participant generally will recognize taxable income upon the receipt of a cash award.

Other Stock-Based Awards. A participant generally will recognize taxable income upon receipt of the shares subject to the award or bonus (or, if later, on the date such shares are no longer subject to a substantial risk of forfeiture).

Withholding Taxes. Because the amount of ordinary income a participant recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state, and local income taxes and social security taxes, our Company may require the participant to pay the amount required to be withheld by our Company before delivering to the participant any shares or other payment to be received under the 2008 Stock Plan. We will have the right to deduct from any grant, issuance, vesting, exercise, or payment of an award under the 2008 Stock Plan an amount of cash or shares of common stock having a value sufficient to cover such withholding. The Committee, in its discretion, also may permit the participant to deliver to our Company shares of common stock owned by such participant and having an aggregate fair market value up to or equal to (but not in excess of) the amount of the withholding or other taxes due. We also may deduct the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the participant.

Tax Effect for Our Company. Our Company generally will be entitled to a tax deduction in connection with an award under the 2008 Stock Plan in an amount equal to the ordinary income, if any, recognized by the participant and at the time the participant recognizes such income (for example, upon the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to each of the next four most highly compensated executive officers. Under Code Section 162(m), unless various conditions are met that enable compensation to qualify as “performance-based”, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1.0 million. However, the 2008 Stock Plan has been designed to permit the Committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Code Section 162(m), thereby permitting our Company to receive a federal income tax deduction in connection with such awards, even to the extent that they exceed $1.0 million. For purposes of Code Section 162(m), stockholder approval of the 2008 Stock Plan constitutes approval of the material terms of the performance goals set forth in the plan and will ensure that any performance awards paid or granted under the plan to employees subject to the Code Section 162(m) limits will be deductible by our Company to the maximum extent permitted under the federal tax laws.

Code Section 409A. The rules imposed by Code Section 409A govern the way certain types of deferred compensation are taxed. Certain awards under the 2008 Stock Plan may be considered “nonqualified deferred compensation” for purposes of Code Section 409A, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Code Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2008 Stock Plan for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Code Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred or, if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income. Our Company intends that the 2008 Stock Plan and any awards granted under the plan will comply with the requirements of Code Section 409A. In that regard, the 2008 Stock Plan provides that to the extent an award is subject to Code Section 409A, the Section 409A Award will be intended to comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, the 2008 Stock Plan prohibits the Committee from making any changes or adjustments to a Section 409A Award that do not comply with the requirements of Code Section 409A without the express written consent of the participant. Also, if an award is not a Section 409A Award, the 2008 Stock Plan prohibits the Committee from taking any action that would cause the award to become a Section 409A Award without the express written consent of the participant. In the event that the 2008 Stock Plan is amended solely to conform with Code Section 409A, it will not be necessary to obtain further stockholder approval.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the amendment to the 2008 Stock Plan. Accordingly, abstentions will have the same effect as a vote against this proposal and broker non-votes will not be counted in determining the outcome. In the event that the amendment to the 2008 Stock Plan is not approved by the stockholders, the 2008 Stock Plan will remain in effect as previously adopted and the Board will consider alternative methods of providing long-term incentive compensation to employees and directors when the shares available for grant under the 2008 Stock Plan have been exhausted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO AMEND THE 2008 INCENTIVE STOCK PLAN.

PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Audit Committee has appointed PwC as the independent registered public accounting firm to (i) audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2011, and (ii) report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2011. PwC served as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2010. Notwithstanding the appointment, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s best interest.

A representative of PwC will be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2011.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock on October 22, 2010 by (i) each director; (ii) the individuals set forth in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) all of the Company’s directors and executive officers as a group; and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. Unless otherwise indicated, the address of each beneficial owner is c/o Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, Arizona 85258.

Name of Beneficial Owner	Amount Beneficially Owned(1)		Percent(2)
Conrad A. Conrad	52,500	(3)(4)	*
Eugene I. Davis	16,000	(3)	*
Earl P. Holland	66,000	(3)	*
Christopher S. Shackelton	3,142,417	(3)(5)	12.41%
Henry G. Walker	52,500	(3)	*
Robert E. Wilson	27,740	(3)(6)	*
Michael P. DiMino	93,500		*
Kristine B. Ponczak	82,906	(3)	*
Donna Berlinski	8,970	(3)	*
Christopher E. Kevane	19,767	(3)	*
Kevin A. Moore	12,373	(3)	*
Jack E. Brucker	743,000	(7)	2.93%
Brian O. Allery	26	(8)	*
Executive officers and directors as a group (11 persons)	3,589,673	(9)	14.10%

5% Stockholders:
Falck Danmark A/S	3,725,024	(10)	14.71%
Polititorvet, DK-1780 Copenhagen V, Denmark

Coliseum Capital Management, LLC	3,142,417	(11)	12.41%
767 Third Avenue, 35th Floor New York, NY 10017

Stadium Capital Management, LLC	2,661,752	(12)	10.51%
19785 Village Office Court, Suite 101 Bend, OR 97702

FMR Corp.	1,758,833	(13)	6.95%
82 Devonshire Street Boston, MA 02109

Mittleman Brothers, LLC	1,322,689	(14)	5.22%
575 Madison Avenue
10th Floor
New York, NY 10022

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock of the Company.
(1)	Except as indicated, and subject to community property laws when applicable, to the Company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)

The percentages shown are calculated based upon 25,320,103 shares of common stock outstanding on October 22, 2010. The numbers and percentages shown include the shares of common stock actually owned as of October 22, 2010 and the shares of common stock that the identified person or group had a right to acquire within 60 days after October 22, 2010. In calculating the percentage ownership, shares that the identified person or group had the right to acquire within 60 days after October 22, 2010 are deemed to be outstanding for the purposes of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3)	Includes shares of common stock issuable pursuant to (a) vested stock options or SARs; (b) RSUs that vest within 60 days of the date of the table above; and (c) SARs that vest within 60 days of the date of the table above, with respect to the following persons: Mr. Conrad, 6,500 RSUs; Mr. Davis, 8,000 RSUs; Mr. Holland, 8,000 RSUs; Mr. Shackelton, 8,000 RSUs; Mr. Walker, 10,000 options and 6,500 RSUs; Mr. Wilson, 6,500 RSUs; Ms. Ponczak, 35,000 options and 19,999 SARs; Ms. Berlinski, 5,333 SARs; Mr. Kevane 10,000 options and 5,999 SARs; and Mr. Moore 7,500 options and 3,000 SARs. Information in the table with respect to SARs includes the gross number of SARs. All SARs are settled in stock, and the net number of shares to be issued pursuant to any SAR is determined based upon the difference between the price of the Company’s common stock on the date of exercise of an SAR and the exercise price of such SAR. Shares issuable to Company employees pursuant to the RSU and SAR awards are issued net of the Company’s tax withholding obligations.
(4)	Includes 30,000 shares of common stock held in JTWROS with Mr. Conrad’s spouse.
(5)	Includes 3,134,417 shares of common stock owned by Coliseum Capital Management, LLC. Information with respect to Coliseum Capital Management, LLC is based on the Amendment No. 3 to Schedule 13D, filed on May 21, 2010 with the SEC, by Christopher S. Shackelton, on behalf of Coliseum Capital Management, LLC, Coliseum Capital, LLC, and Coliseum Capital Partners, L.P., reporting as a group. The Company believes that the Amendment No. 3 to Schedule 13D inadvertently included 15,000 of Mr. Shackelton’s RSUs that were not subject to vesting within 60 days at such time.
(6)	Includes 10,610 shares of common stock owned by Mr. Wilson’s spouse, for which Mr. Wilson disclaims beneficial ownership.
(7)	Mr. Brucker resigned as the Company’s President and Chief Executive Officer on January 4, 2010. Information is based solely on the Form 4 filed on March 16, 2010 with the SEC, by Mr. Brucker.
(8)	Mr. Allery left the Company on April 6, 2010 in conjunction with a reorganization of the Company’s corporate administration department. Information is based solely on the Form 4 filed on March 12, 2010 with the SEC, by Mr. Allery.
(9)	Includes options and SAR awards representing an aggregate of 34,331 shares of common stock of the Company held by the current officers and directors which are presently exercisable, 43,500 shares subject to RSUs that will vest and become deliverable within 60 days after October 22, 2010 and 52,500 shares underlying vested stock options. Also includes securities for which individuals disclaim beneficial ownership. Does not include shares held by Mr. Brucker or Mr. Allery, who are no longer officers or directors of the Company.
(10)	Information is based solely on the Amendment No. 3 to Schedule 13D, filed on June 10, 2010 with the SEC, by Falck Danmark A/S, Falck A/S, Nordic Capital V Limited and Nordic Capital V Alpha Limited, reporting as a group.
(11)	Includes 8,000 of Mr. Shackelton’s RSUs subject to vesting within 60 days after October 22, 2010. Information is based on the Amendment No. 3 to Schedule 13D, filed on May 21, 2010 with the SEC, by Christopher S. Shackelton, on behalf of Coliseum Capital Management, LLC, Coliseum Capital, LLC, and Coliseum Capital Partners, L.P., reporting as a group. The Company believes that the Amendment No. 3 to Schedule 13D inadvertently included 15,000 of Mr. Shackelton’s RSUs that were not subject to vesting within 60 days at such time.
(12)	Information is based solely on the Amendment No. 2 to Schedule 13G, filed on February 11, 2010 with the SEC, by Stadium Capital Partners, L.P. (“SCP”), Stadium Capital Management, LLC, Alexander M. Seaver and Bradley R. Kent reporting their beneficial ownership as a group, except SCP which expressly disclaimed membership in a group.
(13)	Information is based solely on the Amendment No. 6 to Schedule 13G, filed on February 16, 2010 with the SEC, by FMR Corp, a parent holding company, Edward C. Johnson III, Fidelity Management & Research Company and Select Medical Delivery, reporting as a group.
(14)	Information is based solely on the Amendment No. 1 to Schedule 13G, filed on February 1, 2010 with the SEC, by Mittleman Brothers, LLC.

Equity Compensation Plan Information

The following table represents securities authorized for issuance under all of the Company’s existing equity compensation plans at June 30, 2010, which consists of the following:

•	Rural/Metro Corporation 1992 Stock Option Plan;

•	Rural/Metro Corporation 2000 Non-Qualified Stock Option Plan; and

•	Rural/Metro Corporation 2008 Incentive Stock Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted- average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plan approved by stockholders	573,845	$2.78	406,335
Equity compensation plan not approved by stockholders(3)	72,166	$0.75	—

Total	646,011	$2.39	406,335

(1)	This includes options to purchase common stock awarded under the 1992 Stock Option Plan and the 2000 Non-Qualified Stock Option Plan (the “2000 Plan”), as well as RSUs and SARs awarded under the 2008 Stock Plan. For a description of these plans, refer to Note 15 to the Company’s consolidated financial statements for the year ended June 30, 2010. All SARs are settled in stock, and the net number of shares to be issued pursuant to any SAR is determined based upon the difference between the price of the Company’s common stock on the date of exercise of an SAR and the exercise price of such SAR. Shares issuable to Company employees pursuant to the RSU and SAR awards are issued net of the Company’s tax withholding obligations.
(2)	This weighted average exercise price does not include outstanding RSUs.
(3)	The 2000 Plan did not require stockholder approval, and was not approved by the stockholders when it was originally adopted. In November 2007, the 2000 Plan was modified to provide that no future option grants will be made pursuant to the 2000 Plan unless stockholders approve an amendment to the 2000 Plan to permit future option grants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by the Company from the Company’s executive officers and directors during the fiscal year ended June 30, 2010, or written representations from such persons that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements during such fiscal year, with the exception that Mr. Walker was late filing Forms 4 with respect to four transactions.

DEADLINE FOR RECEIPT OF STOCKHOLDER

PROPOSALS; DISCRETIONARY AUTHORITY

Any stockholder who intends to present a proposal at the annual meeting of stockholders for the year ending June 30, 2011, and have it included in the Company’s proxy materials for that meeting must deliver the proposal to the Company for its consideration no later than July 11, 2011 and must comply with Rule 14a-8 under the Exchange Act.

In addition, under the Company’s bylaws, certain procedures are provided that a stockholder must follow to introduce an item of business at the annual meeting of stockholders following fiscal year 2011. Under these procedures, a notice setting forth information specified in the bylaws must be received by the Company no later than (i) 60 days prior to the annual meeting if such meeting is held on a day which is within 30 days preceding the anniversary of this year’s meeting (December 8, 2010); (ii) 90 days prior to the annual meeting if such meeting is held on or after the anniversary date of this year’s meeting (December 8, 2010); or (iii) if the 2011 annual meeting is held on a date preceding the anniversary of this year’s meeting by more than 30 days, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting.

Pursuant to Rule 14a-4 under the Exchange Act, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals properly presented at the Annual Meeting, except in circumstances where (i) the Company receives notice of the proposed matter prior to the deadline set forth in the Company’s bylaws; and (ii) the proponent complies with the other requirements set forth in Rule 14a-4. The Company did not receive notice of any stockholder proposal prior to such deadline; therefore, no stockholder proposal may be properly presented at the Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

Stockholders currently receiving multiple copies of the Company’s proxy statement and Annual Report can request householding of communications through their brokers. Once householding is elected, it will continue until stockholders are notified otherwise or until the consent is revoked. If, at any time, stockholders no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, they may notify their broker, and direct a written request to Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ 85258, Attn: Corporate Secretary. Stockholders participating in householding may request additional copies of the proxy statement and annual report by contacting the Company at (480) 606-3886.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Scottsdale, Arizona

October 28, 2010

APPENDIX A

2010 AMENDMENT

TO

RURAL/METRO CORPORATION 2008 INCENTIVE STOCK PLAN

(As adopted by the Board of Directors on February 4, 2008 and approved by the Stockholders on March 27, 2008.)

WHEREAS, Rural/Metro Corporation (the “Company”) maintains the Rural/Metro Corporation 2008 Incentive Stock Plan (the “Plan”); and

WHEREAS, Section 18 of the Plan provides that the Plan may be amended from time to time; and

WHEREAS, the Company desires to amend the Plan in certain respects.

NOW, THEREFORE, the Plan is hereby amended, effective as of the date the shareholders of the Company approve this amendment, in the following respects:

1.	Section 5(a) of the Plan is hereby amended and restated in its entirety, to provide as follows:

(a) Number and Source. The shares offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Committee from time to time may determine. Subject to adjustment as provided in Section 19, the aggregate number of shares of Common Stock for which Awards, including Options that are intended to be Incentive Stock Options, may be granted during the term of the Plan, shall not exceed an absolute maximum of 3,000,000 shares of Common Stock (the “Share Limit”). Notwithstanding any contrary provision of this Plan, the aggregate number of shares of Common Stock for which Awards, including Options that are intended to be Incentive Stock Options, may be granted during any fiscal year of the Company shall not exceed 3% of the number of issued and outstanding shares of Common Stock as of the last day of the immediately preceding fiscal year.

*  *  *

IN WITNESS WHEREOF, the Company has caused this 2010 Amendment to be executed by its duly appointed officer on this 8th day of December, 2010, effective as of the date specified above.

RURAL/METRO CORPORATION

By:
Its:

A-1

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

RURAL/METRO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF RURAL/METRO CORPORATION

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 8, 2010

AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF

P R O X Y	The undersigned stockholder of Rural/Metro Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company and hereby appoints Kristine B. Ponczak and Elizabeth A. Merritt, and each or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Annual Meeting of RURAL/METRO CORPORATION to be held at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona 85258, on Thursday, December 8, 2010, at 10:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

(Important - To be signed and dated on reverse side)

SEE REVERSE SIDE

RURAL/METRO CORPORATION OFFERS STOCKHOLDERS OF RECORD

THREE WAYS TO VOTE THEIR PROXIES

Your telephone or Internet vote authorizes the named proxies to vote your  shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-690-6903, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 PM New York Time on December 7, 2010.	Visit the Internet voting Web site at www.proxyvote.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 PM New York Time on December 7, 2010.	Simply sign and date your proxy card and return it in the postage-paid envelope to Rural/Metro Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

▼ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL▼

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

1.	ELECTION OF DIRECTORS If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below:	FOR all nominees listed below (except as indicated) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	2.	To amend the Company’s 2008 Stock Plan to authorize an additional 2,000,000 shares of Common Stock for issuance thereunder.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	Conrad A. Conrad Earl P. Holland Michael P. DiMino

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐	The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Date ______________________________, 2010

__________________________________________

Signature

__________________________________________

Signature

__________________________________________

Title or Authority

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)